UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ADVANTAGE SOLUTIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Advantage Solutions Inc.

15310 Barranca Parkway, Suite 100

Irvine, CA 92618

Dear Stockholder:

You are invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Advantage Solutions Inc. (“Advantage”, the “Company”, “we” or “our”), which will be held on May 24, 2023 at 10:00 am Pacific Time as a virtual meeting. The Annual Meeting will be held in a virtual meeting format only. You will be able to attend the meeting, vote and submit your questions via the Internet by visiting www.proxydocs.com/ADV and entering the control number included on your proxy card. You will not be able to attend the virtual Annual Meeting physically in person.

Attached to this letter are a Notice of Annual Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote via the Internet, telephone or mail.

On behalf of the board of directors and management, I would like to express our appreciation for your continued support.

Very truly yours,

David Peacock

Chief Executive Officer

April 24, 2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ADVANTAGE SOLUTIONS INC.

Date and Time:	May 24, 2023 at 10:00 am Pacific Time.

Place:

The Annual Meeting will be held as a virtual meeting via live webcast on the Internet. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the Annual Meeting, vote and submit your questions on the day of the meeting via the Internet by visiting www.proxydocs.com/ADV and entering the control number included on your proxy card.

Items of Business:
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To elect four Class III directors from the nominees described in the proxy statement;
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To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
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To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“Say-on-Pay”);
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To approve the Amended and Restated Advantage Solutions Inc. 2020 Incentive Award Plan; and
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To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Record Date:

The board of directors set March 31, 2023 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Voting:

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our annual report on Form 10-K for the year ended December 31, 2022 and the 2023 Proxy Statement are available free of charge at: www.proxydocs.com/ADV.

By order of the board of directors,

Bryce Robinson

General Counsel and Secretary

April 24, 2023

i

ii

GENERAL INFORMATION

THE ANNUAL MEETING

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Advantage Solutions Inc. (“Advantage,” the “Company,” “we,” “us” and “our”) will take place on May 24, 2023 at 10:00 am Pacific Time.

This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Please go to www.proxydocs.com/ADV for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such website. Stockholders as of the Record Date may vote and submit questions while attending the Annual Meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 10:00 am Pacific Time, on May 24, 2023. We encourage you to access the meeting prior to the start time.

You may vote by telephone, over the Internet or by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

VOTING RIGHTS

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record,” with respect to those shares. The proxy materials will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

Only holders of the Company’s Class A common stock (“Class A common stock”), as recorded in our stock register at the close of business on March 31, 2023, may vote at the annual meeting. On March 31, 2023, there were 323,555,298 shares of Class A common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its preferred stock. Each share of Class A common stock is entitled to one vote per share on any matter submitted to a vote of our stockholders.

ITEMS OF BUSINESS

There are three matters scheduled for a vote:

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Proposal 1: To elect four Class III directors from the nominees described in this proxy statement;

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Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2023;

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Proposal 3: To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“Say-on-Pay”); and

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Proposal 4: To approve the Amended and Restated Advantage Solutions Inc. 2020 Incentive Award Plan.

Aside from the election of directors, the ratification of the selection of our independent registered public accounting firm and the advisory vote on the compensation of the Company’s named executive officers, the Company’s board of directors (“board of directors” or the “Board”) knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.

VOTING RECOMMENDATION OF THE BOARD

The Board recommends that you vote your shares:

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“For” the election of the four nominees described in the proxy statement as Class III directors;

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“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2023;

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“For” the approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers; and

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“For” the approval of the Amended and Restated Advantage Solutions Inc. 2020 Incentive Award Plan.

HOW TO VOTE

You may vote “For” or “Withhold” with respect to each nominee to the Board. For Proposals 2, 3 and 4, you may vote “For”, “Against” or abstain from voting. The procedures for voting are outlined below.

If you are a stockholder of record as of the Record Date, you may vote during the Annual Meeting by (i) attending the Annual Meeting virtually and following the instructions posted at www.proxydocs.com/ADV, (ii) or by proxy (x) over the Internet at www.proxypush.com/ADV, (y) by phone by calling 1-844-325-1107 or (z) by signing and returning the proxy card in the enclosed envelope. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in this proxy statement and for Proposals 2, 3 and 4.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually and vote during the Annual Meeting if you have already voted by proxy.

If you are a beneficial owner and hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with the notice, or contact your broker, bank, or other agent.

You may receive more than one set of proxy materials depending on how you hold your shares. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

REVOKING A PROXY

A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company a revocation of the proxy in writing so that it is received by the Company prior to the Annual Meeting at 15310 Barranca Parkway, Suite 100, Irvine, California 92618. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting virtually and voting during the meeting.

SOLICITATION

These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about April 24, 2023. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

VOTES REQUIRED

The vote required for Proposal 1 for the election of directors by stockholders shall be the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative ‘for’ votes will be elected. As a result, any shares not voted ‘for’ a particular nominee, whether as a result of a ‘withhold’ vote or a “broker non-vote” (as defined below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Approval of Proposals 2, 3 and 4 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the virtual Annual Meeting or represented by proxy and entitled to vote on the subject matter. For Proposals 2, 3 and 4, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote. Proposal 3 is advisory only and will not be binding on the Company or the Board.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give voting instructions for Proposal 2 relating to the ratification of the appointment of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. For the remaining proposals, including the election of directors, which are “non-routine” matters, the broker cannot vote your shares if you do not give voting instructions with respect to such proposals. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposals 1, 3 and 4 because they do not represent shares present and entitled to vote.

As of March 31, 2023, Karman Topco L.P. (“Topco”) beneficially owned and had the right to vote 208,750,000 of the outstanding shares of our Class A common stock (representing 64.5% of the voting power) and have advised us that they intend to vote all such shares in accordance with the recommendations of the Board set forth herein with respect to each proposal and nominee. As a result, assuming Topco votes in accordance with such recommendations of the Board, we would have a quorum at the Annual Meeting, and each director nominee would be elected and the other current proposals would be approved.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either by proxy or present at the virtual Annual Meeting.

Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the virtual Annual Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS

The following sets forth certain information, as of April 1, 2023 and certain other information for each person who serves as a director with terms expiring at the Annual Meeting, each person who is a nominee for election at the Annual Meeting and each of the continuing directors. References to “the Company” in this section mean the entity Advantage Solutions Inc., formerly known as Conyers Park II Acquisition Corp.

Name	Age	Position(s)	Classification (Term Expiration)
Christopher Baldwin	60	Director	Class I (2024)
Cameron Breitner	48	Director	Class I (2024)
Virginie Costa	48	Director	Class I (2024)
Timothy J. Flynn	50	Director	Class I (2024)
Brian K. Ratzan	52	Director	Class I (2024)
James M. Kilts	75	Chairman of the Board and Director	Class II (2025)
Robin Manherz	50	Director	Class II (2025)
Adam Nebesar	42	Director	Class II (2025)
Deborah Poole	39	Director	Class II (2025)
Tiffany Han	34	Director and Nominee	Class III (2023)*
Jonathan D. Sokoloff	65	Director and Nominee	Class III (2023)*
David J. West	60	Director and Nominee	Class III (2023)*
David A. Peacock	54	Chief Executive Officer, Director and Nominee	Class III (2023)*

* Term expiration assuming election or reelection, as applicable.

Christopher Baldwin currently serves as the Executive Chairman of the board of directors of BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (“BJ’s”), a membership-only warehouse chain, and has been a member of the board since 2015. Previously, he was President and Chief Operating Officer of BJ’s in 2015 and also served as Chief Executive Officer of the company from February 2016 until February 2020. He also currently serves as a Managing Partner of CVC (U.S.) Advisors, Inc. (“CVC”). He also served as Chief Executive Officer of Hess Retail Corporation, a global independent energy company, from 2010 to March 2015. He has also held executive roles at Kraft Foods Group, Inc., a food and beverage company, from 2007 to 2010, The Hershey Company, a global confectionary manufacturer, from 2004 to 2007, Nabisco, a manufacturer of cookies and snacks, and The Procter & Gamble Company, a multinational consumer goods corporation. Mr. Baldwin is the former chairman of the board of the National Retail Federation, the world’s largest retail trade association. Mr. Baldwin is also active in the community, serving as an executive board member at Harlem Lacrosse and Leadership, a school-based nonprofit that provides educational intervention, leadership training and lacrosse for at-risk youth. Mr. Baldwin graduated from Siena College in Loudonville, New York with a bachelor’s degree in Economics.

We believe Mr. Baldwin is qualified to serve as a director due to his extensive experience leading consumer and retail businesses and board experience in the retail industry.

Cameron Breitner has served as a director of the Company since October 2020, and of Topco since July 2014. Mr. Breitner is currently a Managing Partner with CVC, a private equity firm advising funds that indirectly hold equity interests in the Company and Topco. He is the head of CVC’s San Francisco office, overseeing CVC’s private equity activities on the West Coast, and shares responsibility for overseeing the firm’s US private equity investment activities. Since May 2019, Mr. Breitner has also served as a director of CVC. Prior to joining CVC in 2007, Mr. Breitner worked at Centre Partners, a private equity firm, where he was Managing Director and had worked since 1998. Prior to Centre Partners, Mr. Breitner worked in M&A at Bowles Hollowell Conner & Co., an investment banking firm. Mr. Breitner also serves on the board of directors for Petco and the parent holding companies of PDC Brands, Asplundh, Teneo, and Worldwide Express. Previously, he served on the board of directors for numerous public and private companies, including BJ’s Wholesale Club Holdings, Inc. and Leslie’s Pool Supplies. He received his B.A. in Psychology from Duke University.

We believe Mr. Breitner is qualified to serve as a director due to his knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, consumer and retail businesses, and board practices of other major corporations.

Virginie Costa has served as a director of the Company since October 2020. Ms. Costa brings over 20 years of financial and operational experience with brands focused on consumer experience. Ms. Costa was the Global Chief Financial Officer of Wella AG from June 2021 to December 2022 and of Godiva Chocolatier from August 2018 to June 2021. Prior to that, she served at Burberry Americas as the Chief Financial and Operations Officer from February 2013 to August 2018, and Chief Financial Officer from May 2011 to February 2013. She served in a number of executive positions with Hermes of Paris, Inc. in New York City, including as Chief Financial Officer and Chief Operating Officer from December 2005 to May 2011. She began her career in public accounting and consulting at KPMG LLP and Arthur Andersen LLP. Ms. Costa received her “Diplome des Grandes Ecoles de Commerce,” equivalent of an MBA in the United States, at France’s Ecole Superieure de Commerce de Nantes (since renamed as Audencia).

We believe Ms. Costa is qualified to serve as a director due to her extensive experience in accounting and financial matters for global consumer brands.

Timothy J. Flynn has served as a director of the Company since October 2020 and of Topco since July 2014. Mr. Flynn is currently a partner with Leonard Green & Partners, L.P. (“LGP”). Prior to joining LGP in 2003, Mr. Flynn had been a director in the investment banking department of Credit Suisse First Boston (CSFB), a financial services company, which he joined in 2000 following CSFB’s acquisition of Donaldson, Lufkin & Jenrette (DLJ), an investment bank. Mr. Flynn had been with DLJ since 1996 and had previously worked in the Mergers and Acquisitions group at Paine Webber Inc., a financial services company. Mr. Flynn also serves on the boards of the following companies or their affiliates: The Wrench Group, Veritext Legal Solutions, Insight Global and OMNIA Partners, and has served on the boards of CCC Information Services, United States Infrastructure Corp., Pye-Barker, The Container Store, and Tank Holdings Corp., among others. Mr. Flynn served as the chair of The Container Store’s culture and compensation committee. He received his B.A. in Economics and Political Science from Brown University.

We believe Mr. Flynn is qualified to serve as a director due to his particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, retail businesses and board practices of other major corporations.

Brian K. Ratzan has served as a director of the Company from its inception. He was the Chief Financial Officer and a Director of Conyers Park from its inception to October 2020. Mr. Ratzan is currently the Chief Financial Officer and a Director of Conyers Park III Acquisition Corp., a publicly traded special purpose acquisition company. Mr. Ratzan has also been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan has over 25 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, he was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at ‘21’ International Holdings, a private investment firm and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Since July 2017, Mr. Ratzan has served as a director on the board of directors of The Simply Good Foods Company. Mr. Ratzan previously served on the boards of other consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor’s degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and a M.B.A. from Harvard Business School.

We believe Mr. Ratzan is qualified to serve as a director due to his extensive investment management and transactional experience.

James M. Kilts has served as a director of the Company since October 2020 and of Topco since September 2014. Since March 31, 2023, he has served as Chairman of our Board of Directors, a position he also held from October 2020 to April 1, 2022. He also served as Executive Chairman of Conyers Park from its inception to the closing of the transactions contemplated by the Merger Agreement (as defined below). Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada and Senior Vice President of Kraft International. Mr. Kilts is currently Chairman of The Simply Good Foods Company, where he has served since 2017, and a member of the board of directors of Viatris Inc. where he has served since November 2020. Mr. Kilts served on the board of MetLife, Inc. from 2005 until June 2020, Pfizer Inc., from 2007 until November 2020, Conyers Park II Acquisition Corp. from 2019 until September 2020 and Unifi, Inc. from 2016 until July 2022. Mr. Kilts was Non-Executive Director of the Board of Nielsen Holdings PLC (from 2006 until 2017), Chairman of the Board of Nielsen Holdings PLC (from 2011 until 2013) and Chairman of the Nielsen Company B.V. (from 2009 until 2014). Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago.

We believe Mr. Kilts is qualified to serve as a director due to his deep consumer industry background, coupled with broad operational and transactional experience.

Robin Manherz has served on the board of directors of the Company since October 2021. Ms. Manherz is the Executive Vice President & Chief Operating Officer, Customer Success at SAP. Ms. Manherz brings 25 years of experience in technology and business. She was previously the Executive Vice President & Chief Performance Officer of SAP SE from February 2020 to June 2021. From July 2018 to February 2020, she served as the Senior Vice President, Global Corporate Portfolio Planning and Commercialization. She was also Chief Operating Officer of SAP SuccessFactors from January 2017 to July 2018. From 2007 to 2017, she held several executive positions within SAP SE, including Senior Vice President, Global Commercial Operations from September 2014 to January 2017. Ms. Manherz has also served on the board of directors for Qualtrics International Inc. since July 2022. She received a Bachelor of Science degree, summa cum laude, in Management from the Georgia Institute of Technology.

We believe Ms. Manherz is qualified to serve as a director due to her extensive experience in the technology services industry, coupled with broad operational and transactional experience.

Adam Nebesar has served on the board of directors of the Company and of Topco since March 2022. Mr. Nebesar is a Partner in the Consumer, Retail & Dining Vertical and a member of the North American Private Equity team of Bain Capital Private Equity, LP (“Bain Capital”). Prior to joining Bain Capital in 2005, Mr. Nebesar was a consultant at The Boston Consulting Group. Mr. Nebesar also serves on the boards of the following private companies or their affiliates: Dessert Holdings and Virgin Voyages. Previously, Mr. Nebesar served on the board of directors for the following companies or their affiliates: FXI, TOMS Shoes and Sundial Brands. He received an MBA from Harvard Business School, an MPhil in Economics from the University of Cambridge, and an AB in Economics from Princeton University.

We believe Mr. Nebesar is qualified to serve as a director due to his extensive financial and operational experience in multi-national consumer goods businesses.

Deborah Poole has served as a director of the Company since May 2022. Ms. Poole is an experienced board member and C-suite leader in the consumer technology and ecommerce sectors. Ms. Poole has served on the board of directors of Idelic, Inc., a SaaS company in commercial trucking safety analytics, since July 2021. From April 2020 and until its acquisition by Uber Technologies, Inc. in October 2021, Ms. Poole served on the board of directors of Drizly, LLC, a consumer alcohol delivery platform and marketplace. Ms. Poole also serves on the board of directors of Lantern Group Holdings, Inc., CareRev, Sendle, PBC and Placemakr. From 2019 to 2021, Ms. Poole

served as Chief Business Officer at Whoop, Inc., a digital health wearable startup. At Whoop, Ms. Poole was responsible for ecommerce operations, as well as strategy and enterprise sales. From 2015 to 2019, Ms. Poole held various roles at Wayfair LLC, including at Wayfair Canada, which she founded as General Manager. Ms. Poole also led global talent acquisition for Wayfair from 2015 to 2018. Ms. Poole received a M.S. from Georgia Tech, and a B.A. from Harvard University.

We believe Ms. Poole is qualified to serve as a director due to her extensive experience with high growth technology companies.

Tiffany Han has served as a director of the Company since October 2020 and of Topco since June 2020. Ms. Han is a managing director with CVC, a private equity firm advising funds that indirectly hold equity interests in the Company and Topco. Prior to joining CVC in 2013, Ms. Han worked at UBS Investment Bank in the Mergers & Acquisitions group, which she joined in 2011. Ms. Han is actively involved with Petco, PDC Brands, Bruin Sports and Authentic Brands Group through the investments of funds advised by CVC. She received her Bachelor in Business Administration from Emory University.

We believe Ms. Han is qualified to serve as a director due to her knowledge and experience in finance as well as consumer and retail businesses.

Jonathan D. Sokoloff has served as a director of the Company since October 2020 and of Topco since July 2014. Mr. Sokoloff is currently a managing partner with LGP. Before joining LGP in 1990, he was a Managing Director in corporate finance at Drexel Burnham Lambert, an investment bank. Mr. Sokoloff also serves on the boards of the publicly traded companies Shake Shack, The Container Store Group and JOANN Inc. In addition, Mr. Sokoloff serves on the boards of the following private companies or their affiliates: Jetro Cash & Carry, Union Square Hospitality Group LLC and Mariner Wealth Advisors. Mr. Sokoloff has previously served on the board of Whole Foods Market, among many other companies. In addition, he serves as trustee of Williams College and the Los Angeles County Museum of Art. He is also a board member of the Melanoma Research Alliance. Mr. Sokoloff received his B.A. from Williams College.

We believe Mr. Sokoloff is qualified to serve as a director due to his particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, retail businesses and board practices of other major corporations.

David J. West has served as a director of the Company since May 2019. He served as the Chief Executive Officer and a Director of Conyers Park from May 2019 to October 2020. Mr. West is currently the Co-Chief Executive Officer and Chairman of the Board of Conyers Park III and a member of the Board of Trustees of Bucknell University. Mr. West is an established leader in the consumer industry, with nearly 30 years of experience leading a range of companies and well-known brands. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats company whose brands included Meow Mix, Kibbles ‘n Bits, Milk-Bone, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk-Bone Brushing Chews, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J. M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey experienced strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. The success created by Mr. West’s leadership at Hershey led to more than $5 billion of equity value creation for shareholders during his tenure. Hershey’s share price appreciated 68% during this time period, while the S&P 500 was flat. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer. Since July 2016, Mr. West has served as the Vice-Chairman of the Board of The Simply Good Foods Company. Mr. West also serves on the board of directors of Scholar Leaders International, a non-for-profit entity. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014 and Big Heart Pet Brands from 2014 to 2015. Mr. West received a Bachelor of Science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania.

We believe Mr. West is qualified to serve as a director due to his deep consumer industry background, coupled with broad operational and transactional experience across many industries.

David Peacock has served as Chief Executive Officer of the Company and the Chief Executive Officer of Topco since February 2023. Prior to this, Mr. Peacock served as the Chief Operating Officer of Continental Grain Company, a global investor, owner and operator of companies across the food and agribusiness spectrum, from October 2021 until January 2023 and served as a member of its board of directors from April 2021 to June 2022. He also served as President and Chief Operating Officer of Schnuck Markets, Inc., a family-owned grocery retailer, from May 2017 to October 2021 and served on its board of directors until January 2023. Previously, Mr. Peacock served on the board for, and was the founder and chairman of, Vitaligent, LLC, a multi-unit restaurant franchise until the business was sold in 2022. Mr. Peacock also spent approximately 20 years in various roles at Anheuser-Busch, a brewing company, including serving as senior advisor from February 2012 to June 2012, president from November 2008 to February 2012, vice president of marketing from October 2007 to November 2008, and vice president of business operations from December 2004 to September 2007. He has also served on the board of directors of Wayne-Sanderson Farms, a privately held poultry business, since the closing of the merger of Sanderson Farms and Wayne Farms in July 2022. Mr. Peacock has also served as a member of the board of directors of Stifel Financial Corp. (NYSE: SF) since 2017 and of Post Holdings Partnership Corporation from 2021 until January 2023. He has also served on the Board of Trustees of the Urban League of Metropolitan St. Louis, a member of the Board of Directors of Pink Ribbon Girls, and a member of the Board of Directors of WePower. Mr. Peacock received his B.A. from the University of Kansas and his Masters of Business Administration & Management from Washington University in St. Louis.

We believe Mr. Peacock is qualified to serve as a director due to his extensive knowledge of the consumer goods industries as well as his experience as Advantage’s Chief Executive Officer.

COMPOSITION OF OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of 14 directors. Subject to the terms of the Stockholders Agreement (defined below), our certificate of incorporation and our Third Amended and Restated Bylaws (our “Bylaws”), the number of directors is fixed by our board of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

In connection with the completion of the transaction contemplated by that certain Agreement and Plan of Merger dated as of September 7, 2020 (the “Merger Agreement”), the Company entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with Conyers Park II Sponsor LLC, an affiliate of Centerview Capital Management, LLC (the “CP Sponsor”), Topco, CVC ASM Holdco, L.P., a Delaware limited partnership (the “CVC Stockholder”), the entities identified therein under the heading “LGP Stockholders” (collectively, the “LGP Stockholder”) and BC Eagle Holdings, L.P., a Cayman Islands exempted limited partnership (the “Bain Stockholder”), and the other parties named therein (collectively, the “Stockholder Parties”). The Stockholders Agreement provides, among other things, that the Stockholder Parties agree to cast their votes such that our board of directors is constituted as set forth in the Stockholders Agreement and the Merger Agreement and will have certain rights to designate directors to our board of directors, in each case, on the terms and subject to the conditions therein.

Under the Stockholders Agreement, each Stockholder Party has agreed to cast all votes to which such entities are entitled such that our board of directors shall be constituted as follows. For so long as the CVC Stockholder beneficially owns 10% or greater of our Class A common stock, it shall be entitled to nominate two directors (each, a “CVC Director”), with such right (i) decreasing to one director at such time when the CVC Stockholder beneficially owns equal to or greater than 5% but less than 10% of our Class A common stock; and (ii) terminating at such time when the CVC Stockholder beneficially owns less than 5% of our Class A common stock. For so long as the LGP Stockholders beneficially own 10% or greater of our Class A common stock, the LGP Stockholders shall be entitled to nominate two directors (each, a “LGP Director”), with such right (i) decreasing to one director at such time when the LGP Stockholders beneficially own equal to or greater than 5% but less than 10% of our Class A common stock; and (ii) terminating at such time when the LGP Stockholders beneficially own less than 5% of our Class A common stock. For so long as the Bain Stockholder beneficially owns 5% or greater of our Class A common stock, it shall be entitled to nominate one director (the “Bain Director”), with such right terminating at such time when the Bain Stockholder beneficially owns less than 5% of our Class A common stock. For so long as the CP Sponsor or any of its permitted transferees is the record or beneficial owner of any our Class A common stock, the CP Sponsor shall, for a period of five years following the closing of the merger, be entitled to nominate three directors (each, a “Sponsor Director”). In calculating the beneficial ownership percentages referenced above, the total number of issued and outstanding shares of our Class A common stock used as the denominator in any such calculation shall at all times be deemed to be equal to the total number of shares of our Class A common stock issued and outstanding immediately following the closing of the merger (as adjusted for stock splits, combinations, reclassifications and similar transactions). In addition, shares of Class A common stock owned by Topco are deemed to be beneficially owned proportionate to the Stockholders Parties’ interest in Topco. Additionally, our board of directors includes David Peacock, our Chief Executive Officer as of February 1, 2023 and four independent directors who were determined pursuant to the terms set forth in the Merger Agreement or the Stockholders Agreement (each, an “Independent Director”).

Moreover, under the Stockholders Agreement, each Stockholder Party has agreed to cast all votes to which such entities are entitled such that our board of directors shall be divided into three class of directors, with each class serving for staggered three-year terms, and such that (i) the Class I directors include one CVC Director, one LGP Director, one Sponsor Director and two Independent Directors, (ii) the Class II directors include one Sponsor Director, the Bain Director and two Independent Directors and (iii) the Class III directors include one CVC Director, one LGP Director, one Sponsor Director and Mr. Peacock, who joined the board of directors in February 2023 when he became our Chief Executive Officer. The current term of the Class I directors shall expire immediately following our 2024 annual meeting of stockholders. The current term of the Class II directors shall expire immediately following our 2025 annual meeting of stockholders. The initial term of the Class III directors shall expire immediately following our annual meeting of stockholders on May 24, 2023.

In addition, subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, the CVC Stockholder, the LGP Stockholders, and the CP Sponsor shall, severally, have the right to have one CVC Director, one LGP Director and one Sponsor Director, respectively, appointed to serve on each committee of the Board for so long as the CVC Stockholder, the LGP Stockholders, and CP Sponsor, as applicable, has the right to designate at least one director for nomination to the Board.

Finally, pursuant to the Stockholders Agreement, Advantage and, with certain exceptions, its subsidiaries shall not, for so long as Topco and its permitted transferees collectively hold an amount of Advantage equity securities that is equal to 50% or more of the amount of securities Topco held as of immediately subsequent to the closing of the transactions contemplated by the Merger Agreement, take any of the following actions without the approval of Topco: (i) any increase or decrease the size of Advantage’s board of directors, other than in accordance with the Stockholders Agreement; (ii) any amendment, change, waiver, alteration or repeal of any provision of our organizational documents that (a) amends or modifies any specific rights of Topco or (b) materially and adversely affects Topco in its capacity as our stockholder; (iii) any acquisition or disposition of any one or more persons, equity interests, businesses or assets, or, subject to certain exceptions, the incurrence of any indebtedness by us or any of its subsidiaries involving an aggregate value, purchase price, sale price or indebtedness, as applicable, in an amount in excess of certain EBITDA ratios set forth in the Stockholders Agreement; (iv) the termination or replacement of our Chief Executive Officer (other than for cause); (v) the declaration and payment of any dividends or distributions, other than any dividends or distributions from any wholly owned subsidiary of us either to us or any other wholly owned subsidiaries of us; or (vi) any redemption or repurchase of any shares of our Class A common stock.

The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Christopher Baldwin, Cameron Breitner, Timothy J. Flynn, Brian K. Ratzan and Virginie Costa serve as Class I directors with a term expiring in 2024. James M. Kilts, Robin Manherz, Deborah Poole and Adam Nebesar serve as Class II directors with a term expiring in 2025. Tiffany Han, Jonathan D. Sokoloff, David J. West and David Peacock serve as Class III directors with a term expiring in 2023.

BOARD MEETING QUORUM REQUIREMENTS

Our Bylaws provides that a majority of the total number of directors then in office will constitute a quorum. The Board met four times in 2022. Each member of the Board attended at least 75% of the total number of meetings the Board held during his or her tenure in 2022. We encourage our directors to attend annual meetings of stockholders. Six directors attended the virtual 2022 annual meeting of stockholders.

BOARD COMMITTEES

The composition, duties and responsibilities of our committees are as set forth below. The standing committees of our board of directors consist of an audit committee, a compensation committee, and a nominating and corporate governance committee. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The Audit Committee met six times in 2022. Each member of the Audit Committee attended the total number of meetings held during the periods that he or she was a member of the Audit Committee in 2022 with the exception of Ronald E. Blaylock, who attended two-thirds of the total number of meetings held during his tenure through November 23, 2022.

Our Audit Committee is responsible for, among other matters:

•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•
discussing with our independent registered public accounting firm its independence from management;
•
reviewing with our independent registered public accounting firm the scope and results of its audit;
•
approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”);

•
reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Virginie Costa and Deborah Poole, with Ms. Costa chairing this committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an audit committee composed entirely of independent directors. Our board of directors has determined that each of Virginie Costa and Deborah Poole meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the NASDAQ rules. In addition, our board of directors has determined that Virginie Costa qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which is available on our principal corporate website at www.advantagesolutions.net.

Compensation Committee

The Compensation Committee met 10 times in 2022. Each member of the Compensation Committee attended the total number of meetings held during the periods that he or she served as a member of the Compensation Committee in 2022.

Our Compensation Committee is responsible for, among other matters:

•
reviewing and approving the corporate goals and objectives with respect to compensation of our Chief Executive Officer;
•
evaluating the Chief Executive Officer’s performance with respect to such approved corporate goals and objectives, and, based upon this evaluation (either alone or, if directed by the Board, in conjunction with a majority of the independent directors on the Board) setting the Chief Executive Officer’s compensation;
•
reviewing and setting or making recommendations to the Board with respect to compensation of our other executive officers;
•
reviewing and making recommendations to the Board with respect to director compensation; and
•
appointing and overseeing any compensation consultants.

Our Compensation Committee consists of Robin Manherz, Timothy J. Flynn, Tiffany Han, and Brian K. Ratzan, with Ms. Manherz chairing this committee. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our principal corporate website at www.advantagesolutions.net. Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to Compensation Committee members under the rules of NASDAQ. In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer of the Company the authority to grant rights or options to officers (other than executive officers) and associates, as further described in its charter and subject to the terms of our equity plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2022. Each member of the Nominating and Corporate Governance Committee attended the total number of meetings held during the periods that he or she served as a member of the Nominating and Corporate Governance Committee in 2022, with the exception of Jonathan D. Sokoloff, who attended fewer than 75% of the meetings the Nominating and Corporate Governance Committee held during his tenure on the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee is responsible for, among other matters:

•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
•
oversee the development and implementation of succession planning for our Chief Executive Officer and other executive officers; and
•
developing and recommending to our board of directors a set of corporate governance guidelines and principles.

While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the committee strives to compose the Board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for the Board, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; experience in our industry; professional and academic experience relevant to the Company’s industry; leadership skills; experience in finance and accounting and/or executive compensation practice; diversity of geographic background, gender, sexual identity, gender identity, age and ethnicity; potential conflicts of interest; and availability of time to meet the requirements for service as a director.

The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders, taking into account the terms of the Stockholders Agreement, to which we are subject, which sets forth certain requirements with respect to the composition of our Board as further described in “—Composition of our Board of Directors.” The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third-party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

If the Board determines to seek additional directors for nomination, subject to the terms of the Stockholders Agreement, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The Nominating and Corporate Governance Committee will also consider recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our Bylaws and in accordance with applicable law. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Our Nominating and Corporate Governance Committee consists of Cameron Breitner, Timothy J. Flynn, Adam Nebesar and David J. West, with Mr. Breitner chairing this committee. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our principal corporate website at www.advantagesolutions.net. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” and meets the independence requirements applicable to Nominating and Corporate Committee members under the rules of NASDAQ.

DIRECTOR COMPENSATION

Non‑Employee Director Compensation

In 2020, we adopted a director compensation policy that provides for annual cash retainers and equity awards as summarized below. Our non‑employee directors who are affiliated with Leonard Green & Partners, CVC Capital Partners and Bain Capital are not eligible for director compensation.

Annual Cash Retainer Fees. Our eligible non‑employee directors receive an annual cash retainer fee of $100,000. In addition, a non‑employee director serving as a chairperson of a committee of our Board receives the following annual retainer: $20,000 (Audit); $17,500 (Compensation); and $17,500 (Nominating and Corporate Governance).

Equity Awards. Each eligible non‑employee director who serves on our Board as of the date of any annual meeting of our stockholders and will continue to serve as a non‑employee director immediately following such annual meeting will be granted, on the date of such annual meeting, an award of restricted stock units that have an aggregate fair value on the date of grant of $175,000. In addition, each non‑employee director who is initially elected or appointed to our Board on any date other than the date of an annual meeting will receive, on the date of such non‑employee director’s initial election or appointment, an award of restricted stock units that have an aggregate fair value equal to the product of (i) $175,000 and (ii) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the annual meeting immediately preceding such non‑employee director’s start date and ending on such non‑employee director’s start date and the denominator of which is 365. Each equity award will vest on the earlier of (x) the day immediately preceding the date of the first annual meeting following the date of grant and (y) the first anniversary of the date of grant, subject to the non‑employee director continuing in service on our board of directors through the applicable vesting date. All non‑employee director’s equity awards will vest in full immediately prior to the occurrence of a change in control.

Director Compensation Table for 2022

The following table sets forth information concerning the compensation of the Company’s non‑employee directors who received compensation for 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Ronald E. Blaylock(2)	$89,674	$175,000	—	$264,674
Cameron Breitner(3)	—	—	—	—
Beverly F. Chase(4)	$47,129	$—	—	$47,129
Virginie Costa	$120,000	$175,000	—	$295,000
Timothy J. Flynn(3)	—	—	—	—
Tiffany Han(3)	—	—	—	—
James M. Kilts	$100,000	$175,000	—	$275,000
Robin Manherz	$110,529	$175,000	—	$285,529
Adam Nebesar(3)	—	—	—	—
Deborah Poole(5)	$60,165	$175,000		$235,165
Brian Ratzan	$100,000	$175,000	—	$275,000
Jonathan D. Sokoloff(3)	—	—	—	—
David J. West	$100,000	$175,000	—	$275,000

(1)
Represents the grant date fair value of 40,603 RSUs granted in May 2022 to each of Ronald E. Blaylock, Virginie Costa, Robin Manherz, James M. Kilts, Deborah Poole, Brian Ratzan and David J. West, in each case as computed in accordance with ASC 718, based on the valuation methodology (including assumptions) set forth in footnote 11 to the Consolidated Financial Statements of Advantage Solutions Inc., as filed with the SEC in the Company’s Annual Report on Form 10‑K for 2022. RSUs granted to directors are scheduled to vest on the earlier of the one‑year anniversary of the date of grant or the day immediately preceding the date of the first annual meeting of the Company’s stockholders occurring after the date of grant.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2022 by each individual who served as a non‑employee director during 2022.

Name	Unvested Stock Awards Outstanding at 2022 Fiscal Year End
Ronald E. Blaylock	—
Cameron Breitner	—
Beverly F. Chase	—
Virginie Costa	40,603
Timothy J. Flynn	—
Tiffany Han	—
James M. Kilts	40,603
Robin Manherz	40,603
Adam Nebesar	—
Deborah Poole	40,603
Brian Ratzan	40,603
Jonathan D. Sokoloff	—
David J. West	40,603

(2)
Mr. Blaylock resigned from the Board effective November 23, 2022, and 40,603 RSUs held by Mr. Blaylock were forfeited on such date.
(3)
Each of Messrs. Breitner, Flynn, Nebesar and Sokoloff, and Ms. Han are affiliated with Leonard Green & Partners, CVC Capital Partners or Bain Capital and therefore are not eligible to receive compensation for their services as director.
(4)
Ms. Chase resigned from the Board effective May 25, 2022, the date of our 2022 annual meeting, and did not receive an equity award in 2022.
(5)
Ms. Poole began receiving compensation in her capacity as a director of the Company on May 25, 2022 and the cash fees earned by her in respect of 2022 are pro‑rated from such date.

CORPORATE GOVERNANCE

EXECUTIVE OFFICERS

The following table sets forth certain information about the executive officers as of April 1, 2023.

Name	Age	Position(s)
David Peacock	54	Chief Executive Officer
Christopher Growe	48	Chief Financial Officer

The biography for David Peacock is provided above in “Board of Directors —Our Board of Directors” beginning on page 4.

Christopher Growe has served as Chief Financial Officer of the Company since March 27, 2023. Previously, Mr. Growe had served as a Managing Director since 2007 at Stifel, a global wealth management, investment banking and investment advisory company. As a managing director in the consumer and retail sector, Mr. Growe provided analyst coverage of food and tobacco stocks and offered guidance to institutional investors. Prior to joining Stifel, Mr. Growe was an analyst covering food, beverage and tobacco stocks with A.G. Edwards. He spent his early career in marketing at Anheuser-Busch and holds bachelor’s and master’s degrees in business administration from Saint Louis University.

BOARD LEADERSHIP STRUCTURE

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate.

CONTROLLED COMPANY

Topco controls a majority of the voting power of our outstanding Class A common stock. As a result, we are a “controlled company” under the NASDAQ corporate governance standards. As a controlled company, exemptions under the standards mean that we are not required to comply with certain corporate governance requirements, including the following:

•
that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NASDAQ;
•
that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•
that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•
for an annual performance evaluation of nominating and governance committee and compensation committee.

These exemptions do not modify the independence requirements for our audit committee, and we comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable timeframe.

DIRECTOR INDEPENDENCE

Our board of directors has undertaken a review of the independence of our directors and director nominees for election at the Annual Meeting and considered whether any such director or director nominee has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has determined that each of Christopher Baldwin, Cameron Breitner, Virginie Costa, Timothy J. Flynn, Tiffany Han, James M. Kilts, Robin Manherz, Adam Nebesar, Deborah Poole, Brian K. Ratzan, Jonathan D. Sokoloff and David J. West is an “independent director,” as defined under the rules of NASDAQ.

RISK OVERSIGHT

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our board of directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. As discussed under “Executive Compensation–Compensation Discussion and Analysis,” the Compensation Committee oversees our compensation risk profile.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Cameron Breitner, Beverly F. Chase, Timothy J. Flynn, Tiffany Han, Robin Manherz and Brian K. Ratzan served on our Compensation Committee during 2022 and all such directors are “independent directors” within the meaning of the NASDAQ Listing Rules and, other than Mr. Ratzan, who was an executive officer of the Company prior to the closing of the transactions contemplated by the Merger Agreement, are not employees or former employees of the Company. During 2022, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, of which any such entity’s executive officers served as a member of our board of directors, the Compensation Committee.

CODE OF ETHICS

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our principal corporate website at www.advantagesolutions.net.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and recommending them to the Board. The Nominating and Corporate Governance Committee will ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

DIRECTOR SELECTION

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

In addition, the Nominating and Corporate Governance Committee and the Board may also consider the following additional criteria:

•
The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•
The candidate’s experience as a board member of another publicly held company;
•
The candidate’s professional and academic experience relevant to the Company’s industry;

•
The strength of the candidate’s leadership skills;
•
The candidate’s experience in finance and accounting and/or executive compensation practices;
•
Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and
•
The candidate’s geographic background, gender, sexual identity, gender identity, age and ethnicity.

The Nominating and Corporate Governance Committee and the Board will also consider whether there are potential conflicts of interest with a candidate’s other personal and professional pursuits.

The Nominating and Corporate Governance Committee and the Board are committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which new Board candidates are chosen.

CORPORATE GOVERNANCE GUIDELINES

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed at our website at www.advantagesolutions.net.

BOARD SELF-ASSESSMENT

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual self- evaluation to determine whether the Board is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.

In addition, our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

EXECUTIVE SESSIONS OF INDEPENDENT BOARD MEMBERS

Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least twice per year, with no members of management or non-independent directors present.

COMMUNICATING WITH OUR DIRECTORS

The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to Advantage Solutions Inc., Corporate Secretary, 15310 Barranca Parkway, Suite 100, Irvine, California 92618.

Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

PROPOSAL 1

ELECTION OF DIRECTORS

Based on the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the following four director nominees for re-election to the Board at the Annual Meeting to serve as Class III directors until our 2026 annual meeting of stockholders and until their respective successors have been duly elected and qualify: Tiffany Han, Jonathan D. Sokoloff, David J. West and David Peacock.

The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be withheld from any or all of the nominees. Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our capital stock represented by the proxies will be voted for such other person or persons as may be designated by the Board, unless the Board reduces the number of directors accordingly.

For details regarding the qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Our Board of Directors” on page 4.

VOTES REQUIRED

Approval of Proposal No. 1 requires the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative “for” votes will be elected.

The Board recommends you vote FOR each of the nominated directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our financial statements for fiscal year 2023. Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint PwC as our independent registered public accounting firm, the Board and the Audit Committee believe such ratification to be advisable and in the best interests of the Company. Accordingly, stockholders are being requested to ratify the appointment of PwC as our independent registered public accounting firm to audit our financial statements for fiscal year 2023. If the stockholders do not ratify the appointment of PwC, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of PwC is ratified, the Audit Committee will continue to conduct an ongoing review of its scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PwC at any time. A PwC representative will attend the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

PwC Information

The following table presents fees for services rendered by PwC during fiscal years ended December 31, 2022 and December 31, 2021 (in thousands):

	For the Year Ended December 31,
	2022	2021
Audit fees	$5,517.6	$6,445.3
Audit-related fees	45.0	682.4
Tax fees	1,139.5	1,348.6
All other fees	4.4	4.2
Total	$6,706.5	$8,480.4

Audit fees

These amounts represent fees of PwC for the audit of our annual consolidated financial statements, the review of condensed consolidated financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-related fees

Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category may include fees related to the performance of audits and attest services not required by statute or regulations; due diligence related to mergers and acquisitions; and accounting consultations about the application of GAAP to proposed transactions.

Tax fees

Tax fees generally consist of tax compliance and return preparation, and tax planning and advice. Tax compliance and return preparation services consist of preparing original and amended tax returns and claims for refunds. Tax planning and advice services consist of support during income tax audits or inquiries.

All other fees

This category consists of fees for products and services other than the services reported above, including fees for subscription to PwC’s online research tool.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews the independence of our independent registered public accounting firm on an annual basis and has determined that PwC is independent. In addition, the Audit Committee pre-approves all work and fees that are performed by our independent registered public accounting firm.

All of the fees paid to PwC for services rendered during 2022 and 2021 under the categories of Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as applicable, were pre-approved by the Audit Committee

VOTES REQUIRED

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions will be counted as votes “AGAINST” this proposal.

The Board recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee has reviewed and discussed with Advantage’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Advantage contained in Advantage’s Annual Report on Form 10-K for the 2022 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Advantage.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Advantage’s Annual Report on Form 10-K for its 2022 fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Virginie Costa (Chair) Deborah Poole

PROPOSAL 3

APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Advisory Vote

This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2024 annual meeting of stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

The board of directors recommends that you vote FOR this proposal. Proxies solicited by the Board will be voted for this proposal unless otherwise instructed.

PROPOSAL 4

APPROVAL OF Amended AND Restated Advantage Solutions Inc. 2020 Incentive Award Plan

We are asking you to approve an amendment and restatement of the Advantage Solutions Inc. 2020 Incentive Award Plan (the “Restated Plan”). On the recommendation of our Compensation Committee, our Board has approved the Restated Plan and recommends approval by our stockholders. The Restated Plan amends and restates the existing Advantage Solutions Inc. 2020 Incentive Award Plan (the “Existing Plan”). The Restated Plan, as described below, became effective as of March 28, 2023, the date on which our Board approved the Restated Plan, subject to approval by our stockholders.

Overview of Amendments

The Restated Plan implements the following amendments to the Existing Plan:

•
Increase in Share Reserve and Addition of Evergreen Provision. The share reserve under the Restated Plan will (i) represent an increase in the number of shares available to be granted as awards under the Existing Plan by 50,000,000 shares, and (ii) add an evergreen feature which provides that the share reserve will increase on the first day of each year beginning in 2024 and ending in and including 2033, by an amount equal to the lesser of (A) 3% of the outstanding shares of our Class A common stock (which we refer to in this proposal as our common stock) on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our Board.

•
Incentive Stock Option Limit. The Restated Plan provides that no more than 300,000,000 shares of our common stock may be issued upon the exercise of incentive stock options (“ISOs”) under the Restated Plan.
•
Removal of Minimum Vesting Provision. The Restated Plan removes the provision from the Original Plan providing that subject to certain exceptions, all awards granted must be subject to a minimum vesting period of one year from the date of grant.
•
Changes to Share Recycling Provisions. The Restated Plan provides that shares of our common stock delivered to the Company to satisfy exercise or purchase prices and/or to satisfy tax withholding obligations with respect to awards shall be added back into the share reserve under the Restated Plan.
•
Clarification of Director Award Limit. The Restated Plan clarifies that the limit on the grant date fair value of equity awards that may be granted to non-employee directors during any calendar year (which is equal to $500,000 and increased to $1,000,000 in the director’s initial year of service) is subject to the Administrator’s (as defined below) discretion to make exceptions under extraordinary circumstances, provided that the non-employee director receiving additional compensation may not participate in such decisions.
•
Extension of Term. The Restated Plan is intended to provide us with the continuing ability to grant equity awards to our eligible employees, directors and consultants for the ten-year term of the Restated Plan.

Additionally, on April 3, 2023, we granted Christopher Growe, our Chief Financial Officer appointed in March 2023, a stock option to purchase 1,800,000 shares of our common stock, which award was granted out of the share increase pursuant to the Restated Plan approved by our Board. This award vests as described in the Compensation Discussion and Analysis, under the section titled “Significant Developments in our Executive Compensation Program in 2023”. Additionally, on April 3, 2023, we granted to two non-executive officer employees options to purchase an aggregate of 3,600,000 shares of our common stock, to two non-executive officer employees 1,330,875 PSUs (assuming PSUs pay out at maximum achievement level), and to two non-executive officer employees 887,250 RSUs, all of which awards were also granted out of the share reserve increase pursuant to the Restated Plan. The option awards vest in increments of 20% on the next five anniversaries from the grant date. The PSUs and RSUs vest in increments of 33.3% on the next three anniversaries from the grant date. With respect to the 2023

PSUs, 65% of the award vests based on the achievement of Adjusted EBITDA goals, and 35% of the award vests based on the achievement of Revenues goals, in each case with respect to the Company’s performance in 2023.

We may, prior to the date of the Annual Meeting, grant additional RSUs, PSUs and stock options out of the share reserve increase pursuant to the Restated Plan, although these awards are within the discretion of the Administrator and are not currently determinable. Any such awards will reduce the shares available for future issuance pursuant to the Restated Plan. The RSUs, PSUs and stock options that have been or will be granted out of the share reserve increase pursuant to the Restated Plan and are subject to stockholder approval of the Restated Plan are referred to in this proposal as, respectively, “Contingent RSUs,” and “Contingent PSUs,” and “Contingent Options,” and, together, the “Contingent Awards.”

Additionally, we have promised to grant Mr. Growe an equity grant in June 2023, following, and subject to, stockholder approval of the Restated Plan, consisting of PSUs with an aggregate grant date value of $630,000 (assuming maximum performance) and RSUs with an aggregate grant date value of $140,000. Additionally, we have promised to grant one officer an option to purchase 2,000,000 shares, two non-executive officer employees RSUs with an aggregate grant date value of $500,000, and two non-executive officer employees PSUs with an aggregate grant date value of $2,250,000 (assuming maximum performance). The option grants would vest in increments of 20% on the next five anniversaries from the grant date. The PSUs, if granted, would vest as described above with respect to other 2023 PSU grants. The PSU and RSU grants, if granted, would vest in increments of 33.3% on the next three anniversaries from the grant date. These grants will be granted following, and subject to, stockholder approval of the Restated Plan and would reduce the shares available for future issuance pursuant to the Restated Plan. Additionally, we may, prior to the date of the Annual Meeting, promise to grant additional RSUs, PSUs and stock options out of the share reserve increase pursuant to the Restated Plan following, and subject to, stockholder approval of the Restated Plan, although these awards are within the discretion of the Administrator and are not currently determinable. Any such awards will reduce the shares available for future issuance pursuant to the Restated Plan. The RSUs, PSUs and stock options that have been promised or will be promised to be granted out of the share reserve increase pursuant to the Restated Plan and are subject to stockholder approval of the Restated Plan are referred to in this proposal as, respectively, “Promised RSUs,” and “Promised PSUs,” and “Promised Options,” and, together, the “Promised Awards.”

Requirement for Stockholder Approval

Stockholder approval of the Restated Plan is necessary in order for Advantage to (1) meet the NASDAQ stockholder approval requirements, and (2) be permitted to grant ISOs under the Restated Plan. Shares of our common stock issued under the Restated Plan may consist of authorized but unissued shares, treasury shares or shares purchased on the open market. As of March 27, 2023, the closing price of our common stock as reported on the NASDAQ was $1.75 per share. In the event stockholder approval of the Restated Plan is not obtained, all of the Contingent Awards will automatically be forfeited, the Promised Awards will not be granted, the Restated Plan will cease to be effective and the Existing Plan (in effect prior to the Board’s adoption of the Restated Plan on March 28, 2023), and all outstanding awards granted out of the original share reserve under the Existing Plan for the avoidance of doubt, not including any Contingent Awards, will continue in full force and effect.

Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

Prior to the adoption of the Restated Plan, our Existing Plan was the only equity plan pursuant to which we may grant equity awards to our directors, employees and consultants (other than our 2020 Employee Stock Purchase Plan (our “ESPP”)), and we believe that the adoption of the Restated Plan is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in our company and providing a means of recognizing their contributions to the success of our company.

The table below presents information about the number of shares that were subject to outstanding equity awards under our Existing Plan and the shares remaining available for issuance under the Existing Plan and the ESPP, each at March 27, 2023, the proposed increase to the number of shares authorized for issuance under the

Restated Plan, and the Contingent Awards granted out of such increase and the Promised Options that would be granted out of such increase, subject to stockholder approval. The table below does not include the number of shares subject to any Promised RSUs or Promised PSUs, as the number of shares subject to such awards will depend on the value of our common stock on the grant date.

	Number of Shares	As a % of Shares Outstanding(1)	Dollar Value(2)
Existing Plan
Options outstanding under	9,438,585	2.9%	$16,517,524
Existing Plan
Weighted average exercise	$3.92
price of outstanding options under Existing Plan
Weighted average remaining	1.7 years
term of outstanding options under Existing Plan
RSUs outstanding	19,822,145	6.1%	$34,688,754
under Existing Plan
PSUs outstanding under	8,985,992	2.8%	$15,725,486
Existing Plan(3)
Shares available for grant	6,010,975	1.9%	$10,519,206
under the Existing Plan(4)
Restated Plan
Proposed increase to the	50,000,000	15.5%	$87,500,000
existing shares available for grant under the Existing Plan pursuant to the Restated Plan(5)
Contingent Options(6)	5,400,000	1.7%	$9,450,000
Weighted average exercise price of	$5.67
Contingent Options
Weighted average remaining term	5 years
of Contingent Options
Contingent RSUs(6)	887,250	0.3%	$1,552,688
Contingent PSUs(3)(6)	1,330,875	0.4%	$2,329,031
Promised Options(7)	2,000,000	0.6%	$3,500,000
Shares remaining available for	46,392,850	14.4%	$81,187,488
grant assuming approval of the
Restated Plan(5)
Employee Stock Purchase
Plan
Shares available for grant	11,014,051	3.4%	$19,274,589
under the Employee Stock Purchase Plan

(1)
Based on 323,139,794 shares of our common stock outstanding as of March 27, 2023.
(2)
Based on the closing price of our common stock on March 27, 2023, of $1.75 per share.
(3)
PSUs are included at “maximum” levels.
(4)
Shares remaining available for issuance under the Existing Plan calculated assuming PSUs are counted against the share reserve at “maximum” levels.
(5)
Does not include any shares that may become available for issuance under the Restated Plan pursuant to the evergreen increases under the Restated Plan.
(6)
Contingent Awards were granted out of the proposed aggregate increase to the share reserve pursuant to the Restated Plan and were granted subject to stockholder approval. In the event stockholder approval of the Restated Plan is not obtained, all Contingent Awards will automatically be forfeited.
(7)
Promised Options will be granted out of the proposed aggregate increase to the share reserve pursuant to the Restated Plan if stockholder approval of the Restated Plan is obtained. In the event stockholder approval of the Restated Plan is not obtained, Promised Options will not be granted.

In determining whether to approve the Restated Plan, our board of directors considered the input of Semler Brossy, the Compensation Committee’s independent compensation consultant, and the following:

•
In determining the size of the share reserve under the Restated Plan, our board of directors considered the number of equity awards granted by our company during the past three calendar years. In fiscal years 2020, 2021 and 2022, equity awards representing a total of approximately zero shares, 6,736,220 shares, and 13,631,846 shares, respectively, were awarded under the Existing Plan, for an annual equity burn rate of 0%, 2.1% and 4.3%, respectively (with performance awards counted assuming actual performance achievement levels for 2021 and 2022 for this purpose). This level of equity for 2021 and 2022 awards represents a 2-year average burn rate of 3.2% of common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards awarded during the fiscal year by the number of common shares outstanding during the same fiscal year.
•
We expect the proposed aggregate share reserve under the Restated Plan to provide us with enough shares for awards for the ten year term of the Restated Plan, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Plan could last for a shorter or longer time.
•
In fiscal years 2020, 2021 and 2022, the end of year overhang rate was approximately 15.7%, 15.7% and 15.0%, respectively. If the Restated Plan is approved, we expect our overhang at the end of fiscal year 2023 will be approximately 29.2% (excluding the 11,014,051 shares that were available for issuance under the ESPP as of December 31, 2022 and assuming no terminations or forfeitures of shares and giving effect to shares intended to vest pursuant to their terms in 2023). If the shares available for issuance under the ESPP are included, we expect our overhang at the end of fiscal year 2023 will be approximately 32.6%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year (at actual performance achievement levels for 2021 and 2022 awards and performance achievement at maximum level for 2023 awards) plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the same fiscal year.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our board of directors has determined that the size of the share reserve under the Restated Plan is reasonable and appropriate at this time. Our board of directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Restated Plan.

Highlights of the Restated Plan

The principal features of the Restated Plan are summarized below. The entire text of the Restated Plan is set forth on Annex A.

The Restated Plan allows Advantage to grant cash and equity-based incentive awards to employees, consultants and directors of Advantage and any of its subsidiaries as incentives and rewards for superior performance. The Restated Plan continues the same best practices as in the Existing Plan that reflect Advantage’s commitment to effective management of incentive compensation, which practices are as follows:

•
No Repricing or Replacement of Options or SARs. The Restated Plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights (“SARs”) to reduce the exercise price, and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR, as applicable, exceeds the fair market value of the underlying shares.
•
No In-the-Money Options. The Restated Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of a share of Advantage common stock on the date of grant (generally the closing sales price of a share of Advantage common stock on such date).

•
Independent Administration. The Compensation Committee of the Board, which consists of only independent directors, will be responsible for the general administration of the Restated Plan with respect to awards granted to employees and consultants. Our full Board will administer the Restated Plan with respect to awards made to non-employee directors.
•
Limitations on Dividend Payments on Unvested Awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. Dividend equivalents may not be paid on stock options or SARs.

Purpose

The purpose of the Restated Plan is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board and employees and consultants of the Company and its subsidiaries to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Restated Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, and employees and consultants of the Company and its subsidiaries upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration

The Restated Plan will generally be administered by the Compensation Committee. However, the Compensation Committee may delegate to a committee of one or more members of the Board or one or more of Advantage’s officers the authority to grant or amend awards to participants other than Advantage’s senior executives who are subject to Section 16 of the Exchange Act. Unless otherwise determined by the Board, the Compensation Committee shall consist of two or more directors and/or officers of the Company appointed by and holding office at the pleasure of our Board, each of whom is a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “independent director” under the rules of the NASDAQ (or other principal securities market on which shares of Advantage common stock are traded), to the extent required by Rule 16b-3 and applicable law. In addition, the full Board will administer the Restated Plan with respect to awards made to non-employee directors. The Compensation Committee and the Board, as applicable, are sometimes referred to herein as the “Administrator.”

Eligibility

Persons eligible to participate in the Restated Plan include all non-employee members of the Board, consisting of 13 directors following the 2023 Annual Meeting of Stockholders, and the approximately 72,000 employees of Advantage and its subsidiaries, and approximately 250 consultants who provide services to Advantage or its subsidiaries as of March 27, 2023, as determined by the Administrator.

Limitation on Awards and Shares Available

The maximum number of shares of Advantage common stock available for issuance under the Restated Plan is equal to the sum of (i) 99,917,647, and (ii) an annual increase on the first day of each year beginning in 2024 and ending in and including 2033, equal to the lesser of (A) 3% of the outstanding shares on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our Board. The shares may be authorized but unissued shares, treasury shares or shares purchased in the open market.

If any shares subject to an award under the Restated Plan are forfeited, expire, or are converted to shares of another entity in connection with a corporate transaction, or an award under the Restated Plan is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, conversion, expiration or cash settlement, be used again for new grants under the Restated Plan. Further, any shares delivered to the Company to satisfy the grant or exercise price and/or tax withholding obligations with respect to awards will again be available for new grants under the Restated Plan.

The Restated Plan provides that no more than 300,000,000 shares of our common stock may be issued upon the exercise of ISOs under the Restated Plan.

Awards granted under the Restated Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the Restated Plan.

The maximum grant date fair value of awards granted to any non-employee director for his or her services as a non-employee director pursuant to the Restated Plan during any calendar year is $500,000, increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director, subject to certain exceptions made by the Compensation Committee in the event of extraordinary circumstances.

Awards

The Restated Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, stock payments, RSUs, other incentive awards, SARs, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Restated Plan. Certain awards under the Restated Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Restated Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Advantage common stock, but the Administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options and SARs. Stock options provide for the purchase of shares of Advantage common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of all stock options and SARs (other than with respect to certain substitute stock options or SARs granted in connection with a corporate transaction) granted pursuant to the Restated Plan will not be less than the fair market value of Advantage common stock on the date of grant. Stock options and SARs may be exercised as determined by the Administrator, but in no event may have a term extending beyond the tenth anniversary of the date of grant. The Administrator may include a provision in award agreements providing for the automatic exercise of stock option or SARs on the last business day prior to expiration of the term of the award. ISOs granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of Advantage stock, however, shall have an exercise price that is not less than 110% of the fair market value of Advantage common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000.
•
Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of Advantage common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of Advantage common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the Administrator permits such a deferral.
•
Other Incentive Awards. Stock payments are awards of fully vested shares of Advantage common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of Advantage common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Advantage common stock upon the full satisfaction of vesting conditions and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Administrator. In no event will dividends or dividend equivalents be paid on an unvested award until the underlying award vests.

Vesting

Vesting conditions determined by the Administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The Administrator has broad discretion to take action under the Restated Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Advantage common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Administrator will make equitable adjustments to the Restated Plan and outstanding awards. In the event of a change in control of the Company (as defined in the Restated Plan), to the extent that the surviving entity declines to assume, continue, or substitute outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction; provided that any award or portion of award that is subject to performance-based vesting will be subject to the terms and conditions of the applicable award agreement or otherwise, in the Administrator’s discretion. In the event an award continues or is assumed or substituted in connection with a change in control, and the surviving or successor company terminates a participant’s service without “cause” upon or within the 12-month period following a change in control, the outstanding equity awards held by such participant will immediately and fully vest and become exercisable, as applicable. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The Administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Unless otherwise determined by the Administrator or required by applicable law, all awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Restated Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Restated Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our board of directors may amend or terminate the Restated Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Restated Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

Expiration Date

If the Restated Plan is not approved by the Company’s stockholders, the Existing Plan will continue in effect until September 2030, the tenth anniversary of the date on which it was approved by our Board. If the Restated Plan is approved by our stockholders, the Restated Plan will expire on, and no award will be granted pursuant to the Restated Plan after March 28, 2033, the tenth anniversary of the date the Restated Plan was approved by our Board. No award may be granted pursuant to the Restated Plan after the tenth anniversary of the date on which our board of directors adopts the Restated Plan. Any award outstanding on the expiration date of the Restated Plan will remain in force according to the terms of the Restated Plan and the applicable award agreement.

Federal Income Tax Consequences

This discussion regarding federal tax consequences is intended for the general information of our stockholders, not participants in the Restated Plan. State and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Certain awards under the Restated Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.

•
Stock Options. With respect to nonqualified stock options, Advantage is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving ISOs will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of Advantage common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the tax consequences described for nonqualified stock options will apply.
•
SARs. An awardee of SARs realizes no taxable income at the time of receipt of a SAR. Upon exercise, the fair market value of the shares (or cash in lieu of shares) received is taxable as ordinary income in the year of the SAR’s exercise. We are entitled to a deduction for compensation paid in the same amount that the awardee realizes as ordinary income.
•
Restricted Stock. Unless an election is made under Section 83(b) of the Code, an awardee of restricted stock does not have taxable income upon receipt of restricted stock and we are not entitled to a deduction upon issuance. However, when the restrictions lapse such that the shares are no longer subject to forfeiture or, if applicable, repurchase by us, the recipient realizes ordinary income and we are entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price thereof. If an election is made under Section 83(b), the awardee realizes ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price thereof and we are entitled to a deduction in the same amount.
•
RSUs. An awardee of RSUs does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.
•
Stock Payments. An awardee of a stock payment in lieu of a cash payment that would otherwise have been made is taxed as if the cash payment has been received, and we have a deduction in the same amount.

•
Dividend Equivalents. An awardee of dividend equivalents does not realize taxable income at the time of grant, and we are not entitled to a deduction at that time. When a dividend equivalent is paid, the awardee recognizes ordinary income and we are entitled to a corresponding deduction.

New Plan Benefits

With the exception of the Contingent Awards, the Promised Awards and the automatic awards to non-employee directors pursuant to our director compensation policy, as described above under “Director Compensation,” the number of awards that any eligible individual employee, director or consultant may receive under the Restated Plan is in the discretion of the Administrator and no determination has been made as to the type or amount of awards that will be granted in the future to specific individuals. Therefore, it is not possible at this time to determine the benefits or amounts of other awards that will be made in the future under the Restated Plan.

On April 3, 2023, we granted Contingent Awards to certain employees of the Company as described above, which awards reduce the shares available for future issuance pursuant to the Restated Plan and are subject to forfeiture in the event stockholder approval of the Restated Plan is not obtained. Additionally, we have promised to grant the Promised Awards to certain employees of the Company as described above, which will be granted following, and subject to, stockholder approval of the Restated Plan, and, if granted, would reduce the shares available for future issuance pursuant to the Restated Plan. We may, prior to the date of the Annual Meeting, grant additional Contingent Awards, or promise to grant additional Promised Awards, although these awards or promised awards are within the discretion of the Administrator (as defined below) and are not currently determinable. The following table sets forth information pertaining to the Contingent Awards granted out of the share reserve increase pursuant to the Restated Plan as of April 3, 2023, the Promised Awards as of April 3, 2023 that are intended to be granted out of the share reserve increase pursuant to the Restated Plan subject to stockholder approval of the Restated Plan, and the automatic awards to non-employee directors pursuant to our director compensation policy that are intended to be granted out of the share reserve increase pursuant to the Restated Plan in 2023 subject to stockholder approval of the Restated Plan. In the event stockholder approval of the Restated Plan is not obtained, all of the Contingent Awards will be automatically forfeited and no Promised Awards will be granted.

The table below sets forth the number of shares subject to the awards described above where the number of shares is determinable, and sets forth the aggregate grant date value of the awards described above where the number of shares subject to such awards will depend on the value of our common stock on the grant date.

Name and Principal Position	Number of shares subject to RSUs	Number of shares subject to PSUs (1)	Number of shares subject to stock option awards	Aggregate Grant Date Value of RSUs	Aggregate Grant Date Value of PSUs(1)
Jill Griffin	—	—	—	—	—
Former Chief Executive Officer
Tanya Domier	—	—	—	—	—
Former Executive Chairman
Brian Stevens	—	—	—	—	—
Former Chief Financial Officer
Executive officers, as a group (2)	—	—	1,800,000(3)	$140,000(4)	$630,000(4)
Non-employee directors not up for election, as a group	—	—	—	$875,000(5)	—
Nominees for election as directors	—	—	—	$175,000(5)(6)	—
Each associate of any such directors, executive officers or nominees	—	—	—	—	—
Each other person who received or is to receive five percent of all options, warrants or rights	—	—	—	—	—
Employees other than executive officers, as a group	887,250(7)	1,330,875(7)	5,600,000(8)	$500,000(9)	$2,250,000(9)

(1)
PSUs are included at the “maximum” level.

(2)
Includes executive officers of the Company as of April 3, 2023 who received Contingent Awards or Promised Awards, as applicable.
(3)
Represents Contingent Options granted to Mr. Growe, as described above.
(4)
Represents Promised RSUs and Promised PSUs to be granted to Mr. Growe (which will be granted following, and subject to, stockholder approval of the Restated Plan). The aggregate number of shares subject to Promised RSUs and Promised PSUs to be granted to Mr. Growe is not included in the table above as the number of shares subject to his awards will depend on the value of our common stock on the grant date.
(5)
Represents the estimated value of automatic awards of RSUs to be granted to our existing non-employee directors, and nominees for non-employee directors, as applicable, pursuant to our director compensation policy. The aggregate number of awards to be granted to non-employee directors and nominees for non-employee directors is not included in the table above as the number of shares subject to their awards will depend on the value of our common stock on the grant date.
(6)
Includes an existing director who is also a nominee. If an additional non-employee director is nominated to the board this amount would increase by $175,000.
(7)
Represents Contingent RSUs and Contingent PSUs, as applicable, granted to certain non-executive employees of the Company on April 3, 2023, as described above.
(8)
Represents 3,600,000 Contingent Options granted to non-executive employees of the Company on April 3, 2023 and 2,000,000 Promised Options to be granted to non-executive employees of the Company (which will be granted following, and subject to, stockholder approval of the Restated Plan), in each case as described above.
(9)
Represents Promised RSUs and Promised PSUs to be granted to non-executive employees of the Company (which will be granted following, and subject to, stockholder approval of the Restated Plan). The aggregate number of shares subject to Promised RSUs and Promised PSUs to be granted to the non-executive employees is not included in the table above as the number of shares subject to such awards will depend on the value of our common stock on the grant date.

Plan Benefits

The table below shows, as to the Named Executive Officers and groups indicated below, the number of shares of common stock subject to awards granted under the Existing Plan through March 27, 2023 that remained outstanding as of such date:

Name and Principal Position	Number of shares subject to stock option awards	Number of shares subject to RSUs	Number of shares subject to PSUs(1)
Jill Griffin	268,585	—	907
Former Chief Executive Officer
Tanya Domier Former Executive Chairman	—	—	546,763
Brian Stevens	1,170,000	180,648	211,614
Former Chief Financial Officer
Executive officers, as a group (2)	8,000,000	566,037	849,055
Non-employee directors not up for election, as a group	—	203,015	—
Nominees for election as directors	—	40,603	—
Each associate of any such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive five percent of all options, warrants or rights	—	—	—
Employees other than executive officers, as a group	—	18,831,842	7,377,653

(1)
PSUs are at actual performance level for 2021 and 2022. PSUs are at maximum performance level for 2023.

(2)
Includes executive officers of the Company as of March 27, 2023.

Interest of Certain Persons in the Restated Plan

Stockholders should understand that Advantage’s executive officers and non-employee directors may be considered to have an interest in the approval of the Restated Plan because they may in the future receive awards under it. Nevertheless, our board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors by implementing the Restated Plan.

VOTES REQUIRED

This proposal requires the approval of the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends a vote FOR the Approval of the Advantage Solutions Inc. Amended and Restated 2020 Incentive Award Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

General

This section discusses the principles underlying the material components of our 2022 executive compensation program and the factors relevant to an analysis of these policies and decisions. Our executive officers who are named in the “Summary Compensation Table” below (our “Named Executive Officers”) were our only executive officers during 2022. Our Named Executive Officers and their positions during 2022 consist of the following persons:

•
Jill Griffin, our former Chief Executive Officer. Ms. Griffin ceased serving as our Chief Executive Officer on January 16, 2023. Ms. Griffin served as our Chief Executive Officer commencing on April 1, 2022. Prior to such date, Ms. Griffin served as our President and Chief Commercial Officer.
•
Tanya Domier, our former Executive Chair. Ms. Domier ceased serving as an executive and Executive Chair of our Board on March 31, 2023. Ms. Domier served as Executive Chair commencing on April 1, 2022. Prior to such date, Ms. Domier served as our Chief Executive Officer.
•
Brian Stevens, who served as our Chief Financial Officer and Chief Operating Officer during 2022, until his resignation from such role effective as of March 27, 2023. Mr. Stevens remains an employee, but in a non-executive officer capacity.

Compensation Philosophy and Objectives

We operate in a competitive marketplace for attracting and retaining experienced and skilled executives. To meet this challenge, we strive to create a compensation program that rewards profitable company growth and differentiates pay based on business unit, division and individual contributions. The principles and objectives of our compensation and benefits programs for our executive officers are to:

•
encourage highly talented executives to come, stay, grow and lead, enabling us to be an employer of choice in our industry;
•
differentiate pay for superior performers to recognize and reward individual contributions to our success;
•
focus leadership on our long‑term strategies and value creation by providing a substantial percentage of compensation weighted towards equity incentives that are subject to certain performance conditions and vesting requirements; and
•
ensure that our total compensation is fair, reasonable and competitive relative to the various industries in which we compete for talent.

Determination of Compensation and Role of Compensation Committee

The compensation levels of our Named Executive Officers in 2022 primarily reflect the roles and responsibilities of each individual, as well as the length of service. Further, they reflect our understanding of the competitive market, our recruiting and retention goals, individual performance, value to the Company, and other factors including our view of internal equity and consistency.

The Compensation Committee has responsibility for overseeing our executive compensation and equity compensation programs. The Compensation Committee establishes compensation levels based on a variety of factors, including an analysis of relevant published market compensation data of the Company’s compensation peer group and general industry data. Compensation arrangements with our Named Executive Officers have been determined in arm’s‑length negotiations with each individual executive. No member of management, including our Chief Executive Officer, has a role in determining his or her own compensation. The focus of these arrangements has been to recruit skilled individuals to help us achieve our financial goals, as well as to maintain the level of talent and experience needed to further grow our business.

We design the components of our executive compensation program to fulfill one or more of the principles and objectives described above.

Compensation of our Named Executive Officers consisted of the following elements during 2022:

•
base salary;
•
annual performance‑based non‑equity incentive compensation;
•
long‑term equity incentive compensation;
•
specified retention payments, for Mr. Stevens;
•
certain severance benefits;
•
a 401(k) retirement savings plan; and
•
health and welfare benefits and certain limited perquisites and other personal benefits.

During 2022, we offered cash compensation in the form of base salaries, annual performance‑based incentive awards, and, for Mr. Stevens, retention payments, that we believe appropriately reward our Named Executive Officers for their individual contributions to our business. When making performance‑based cash incentive compensation decisions, the Compensation Committee considers our financial and operational performance as well as each Named Executive Officer’s individual contributions during the year. Annual incentives for 2022, as determined by the Compensation Committee, reflected Company performance. Our executive compensation program includes equity awards for equity interests in the Company granted under the Company’s 2020 Incentive Award Plan. Consistent with our compensation philosophy, we have emphasized the use of equity to incentivize our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our equity holders. We consider equity‑based compensation a significant motivator in encouraging executives to come, stay, grow and lead.

RESPONSE TO PRIOR SAY-ON-PAY VOTE

We currently submit an advisory vote to approve our Named Executive Officer compensation to our stockholders on an annual basis. At our 2022 annual meeting, holders of approximately 99.8% of the votes cast voted “for” the advisory proposal. We believe the strong support for our compensation program in 2022 and in past years reflects the strong alignment between our Named Executive Officer compensation and performance. In addition to considering the results of the stockholder vote, the Compensation Committee also considered the positive views on our compensation structure expressed by our stockholders during our investor relations outreach throughout the year in continuing to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes.

COMPENSATION CONSULTANT

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies.

In 2022, the Compensation Committee continued to utilize Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives, and provide guidance in administering our compensation program. The Compensation Committee directed Semler Brossy to prepare a competitive market analysis of our executive compensation program to assist it in determining the appropriate level of overall compensation, as well as assess each separate component of compensation, with the goal of understanding the competitiveness of the compensation we offer to our executives, including our Named Executive Officers. Semler Brossy served at the discretion of the Compensation Committee and, except for services to the Compensation Committee, did not provide any other services to us in 2022.

The aggregate fees paid to Semler Brossy by the Company for services provided to the Compensation Committee in 2022 with regard to determining or recommending the amount or form of executive compensation were approximately $200,000. The Compensation Committee considered Semler Brossy’s independence in light of applicable SEC rules and exchange listing standards and determined that Semler Brossy’s work did not raise any conflicts of interest that would prevent it from serving as an independent compensation consultant to the Compensation Committee.

PEER GROUP COMPOSITION

The Compensation Committee determined it would be appropriate to utilize a peer group for benchmarking pay practices, design features, dilution and pay levels for the executive team. The peer group is one input informing the Compensation Committee’s benchmark assessments. In 2021, the Compensation Committee, with the assistance of Semler Brossy, updated the peer group for fiscal 2022 to reflect companies that, in aggregate, resemble the Company from a size, economics, talent and business focus perspective. The Compensation Committee elected to make the following changes to our peer group for fiscal 2022 (as compared with the peer group utilized in fiscal 2021):

•
Added Coca Cola Consolidated, Energizer Holdings, Inc., Spectrum Brands Holdings, Inc., Insperity, Inc., Edgewell Personal Products, The Hain Celestial Group, Inc., Korn Ferry, and Hostess Brands, Inc.
•
Removed Post Holdings, Inc., Church & Dwight Co., Inc., McCormick & Company, Equifax Inc., and CoreLogic, Inc.

The companies comprising the fiscal 2022 compensation peer group were as follows:

Comparative Peer Group for 2022
Cintas	Nielsen Holdings	CACI International Inc.
ABM Industries Incorporated	Robert Half International Inc.	ASGN Incorporated
Reynolds Consumer Products Inc.	Verisk Analytics, Inc.	FTI Consulting, Inc.
BrightView Holdings, Inc.	Tetra Tech, Inc.	Korn Ferry
Coca Cola Consolidated	Insperity, Inc.	Hostess Brands, Inc.
Energizer Holdings, Inc.	Edgewell Personal Products
Spectrum Brands Holdings, Inc.	The Hain Celestial Group, Inc.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

The following describes the primary components of our executive compensation program for each of our Named Executive Officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

Our Named Executive Officers’ initial annual base salaries were established through arm’s‑length negotiations at the time the individual was hired or promoted into their current role, taking into account his or her qualifications, experience and prior salary level. Thereafter, the Compensation Committee has determined executive officer base salaries on a going forward basis, consistent with any applicable provisions provided in each Named Executive Officer’s employment agreement.

In April 2022, in connection with Ms. Griffin’s promotion to the role of Chief Executive Officer, the Board determined to increase Ms. Griffin’s annual base salary to $1,100,000 (from $600,000). In connection with Ms. Domier’s transition to the role of Executive Chair on the same date, the Board determined to maintain Ms. Domier’s base salary at $1,000,000. Additionally, in September 2022, the Compensation Committee determined to enter into an amended employment agreement with Mr. Stevens (as discussed in detail below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan‑Based Awards Table”), that increased his base salary to $750,000 (from $600,000).

As of the end of 2022, our Named Executive Officers’ annual base salaries were as follows:

Named Executive Officer	Annual Base Salary
Jill Griffin	$1,100,000
Tanya Domier	$1,000,000
Brian Stevens	$750,000

Annual Performance‑Based Non‑Equity Incentive Compensation

Historically, we have used performance‑based non‑equity incentive compensation, which we call our annual incentive, to motivate our executives, including our Named Executive Officers, to achieve our strategic annual financial objectives while making progress towards our longer‑term growth and other goals.

In setting annual incentive performance objectives for 2022, the Compensation Committee considered the Company’s projected performance. The Compensation Committee determined that for 2022, the amount of annual incentive that each Named Executive Officer was eligible to receive was based solely upon the attainment of “Incentive EBITDA,” which is based on financial performance objectives related to Adjusted EBITDA, as set forth in the Company’s publicly filed SEC documents for the year ended December 31, 2022, and as described below.

For purposes of the annual incentive financial performance objectives, Incentive EBITDA means for 2022, the Company’s Adjusted EBITDA for 2022 as further adjusted:

•
for the Impact of Acquisitions, and
•
by excluding the aggregate amount paid to our associates pursuant to our annual cash incentive plans.

Impact of Acquisitions means eliminating the impact of any acquisition that closed on or after March 1, 2020 except for the difference (positive or negative) between (i) the Adjusted EBITDA related to such acquisition for the particular period, and (ii) the Adjusted EBITDA for such acquisition during the corresponding period in the calendar year prior to such acquisition, as such historic Adjusted EBITDA for the acquisitions is determined and equitably adjusted if deemed appropriate by the Compensation Committee at the time of such acquisition.

Incentive EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures of our operating performance. Adjusted EBITDA means net loss before (i) interest expense, net, (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) equity based compensation of Topco and Advantage Sponsors’ management fee, (vii) changes in fair value of warrant liability, (viii) fair value adjustments of contingent consideration related to acquisitions, (ix) acquisition-related expenses, (x) costs associated with COVID-19, net of benefits received, (xi) EBITDA for economic interests in investments, (xii) restructuring expenses, (xiii) litigation expenses, (xiv) Recovery from Take 5, (xv) costs associated with the Take 5 Matter and (xvi) other adjustments that management believes are helpful in evaluating our operating performance.

For a reconciliation of Adjusted EBITDA to net income (loss), see Annex B.

The Incentive EBITDA performance objectives for 2022 provided for growth year‑over‑year.

In 2022, the Named Executive Officers participated in our annual incentive program at the following levels:

Named Executive Officer	Target Bonus	Maximum Bonus
Jill Griffin(1)	$1,650,000	$2,200,000
Tanya Domier(1)	$1,500,000	$2,000,000
Brian Stevens(2)	$650,000	$1,125,000

(1)
For fiscal 2022, Mses. Griffin and Domier each had a target bonus opportunity equal to 150% of the Named Executive Officer’s respective base salary and a maximum bonus opportunity equal to 200% of the Named Executive Officer’s respective base salary. Target and maximum bonus opportunities for Ms. Griffin presented above were based on her salary following her role transition in April 2022, and were not pro-rated to reflect her salary changes throughout the year.

(2)
For fiscal 2022, Mr. Stevens had a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 150% of his base salary. The target bonus amount for Mr. Stevens was pro‑rated based on Mr. Stevens’ salary increase effective September 1, 2022, and his maximum bonus was tied to his higher salary.

The Compensation Committee established and approved Level 1, Level 2 and Level 3 achievement levels for Incentive EBITDA performance. To the extent that performance was below the Level 1 performance level, there would be no payment of the annual incentive, and the potential payment of the annual incentive is capped at the Level 3 performance level for Incentive EBITDA. To the extent achievement fell between different levels, the payment percentage would have been determined based on straight‑line interpolation. Under the 2022 annual incentive plan, the targeted Incentive EBITDA goal was $531.5 million. The following table shows the percentage of the Named Executive Officer’s target bonus opportunity that will be earned with respect to different levels of achievement of the Incentive EBITDA goal.

Performance Level	Percentage of Target Bonus Earned – Ms. Griffin and Ms. Domier	Percentage of Target Bonus Earned – Mr. Stevens
Below Level 1 (Less than 93% of Target)	—%	—%
Level 1 (Between 93% – 99.9% of Target)	25%	25%
Level 2 (Between 100% – 102.9% of Target)	100%	100%
Level 3 (103% or More of Target)	133%	150%

With respect to 2022, the Incentive EBITDA goal was not achieved at Level 1 performance, which resulted in no payments to our named executive officers under the 2022 annual incentive program:

Named Executive Officer	Target Dollar Amount	2022 Percentage of Target Bonus Earned	Actual Payout
Jill Griffin	$1,650,000	—%	$—
Tanya Domier	$1,500,000	—%	$—
Brian Stevens	$650,000	—%	$—

Long‑Term Equity Incentive Compensation

2022 Equity Grants

The Compensation Committee designed the 2022 long‑term incentive program with the purposes of aligning management’s compensation opportunities with the long‑term interests of our stockholders, and retaining and incentivizing management in a manner consistent with market practice. In fiscal 2022, we granted the following types of equity awards to our Named Executive Officers:

•
Performance Restricted Stock Unit Grants. In March 2022, we granted performance restricted stock units with respect to our Class A common stock (“PSUs”) to each of our Named Executive Officers. The PSUs are awarded to incentivize and reward our Named Executive Officers for long‑term corporate growth based on the value of our Class A common stock and, thereby, to align their interests with the interests of our stockholders. Additionally, in connection with Mr. Stevens entering into a new employment agreement with us in October 2022, our Compensation Committee determined to grant him an additional award of PSUs.
•
Time-Based Restricted Stock Unit Grants. In March 2022, we granted restricted stock units with respect to our Class A common stock (“RSUs”) to each of Ms. Griffin and Mr. Stevens, which are also part of our regular practice of awarding our named executive officers with awards that are linked to our stock price while also including a retentive element. Additionally, in connection with Mr. Stevens entering into a new employment agreement with us in October 2022, our Compensation Committee determined to grant him an additional award of RSUs.

•
Option Grants. In March 2022, in addition to Ms. Griffin’s grant of PSUs and RSUs, we also awarded her a grant of stock options to purchase shares of our Class A common stock. Additionally, in connection with Mr. Stevens entering into a new employment agreement with us in October 2022, our Compensation Committee determined to grant him an additional award of stock options.

Each of these awards are reflected in the “Summary Compensation Table” below.

2022 Performance Stock Unit Grants

In March 2022, the Compensation Committee determined to grant PSUs to each of our Named Executive Officers under the 2020 Plan. The March PSUs had the following target number of shares: Ms. Griffin – 542,570; Ms. Domier – 1,085,141; and Mr. Stevens – 250,417. Additionally, in October 2022, the Compensation Committee determined to grant an additional grant of PSUs to Mr. Stevens with a target number of shares equal to 200,892 shares. The PSUs granted to the Named Executive Officers in March 2022 and October 2022 are collectively referred to herein as the “2022 PSUs.”

With respect to the 2022 PSUs, 65% of the award vests based on the achievement of Adjusted EBITDA goals, as adjusted for the Impact of Acquisitions, and 35% of the award vests based on the achievement of Revenues goals, in each case over the 2022 performance period. We believe Adjusted EBITDA and Revenues goals to be appropriate performance measures because they are objective financial measurements that are important to many of our stakeholders. The number of PSUs earned for each award ranges from between 0% to 150% of the target number of shares subject to the PSUs. With respect to the 2022 PSU grants to Ms. Griffin and Mr. Stevens, once earned, subject to the Named Executive Officer’s continued service to the Company, the PSUs were scheduled to vest ratably on each of the first three anniversaries of the grant date. With respect to the 2022 PSU grant to Ms. Domier, once earned, the PSUs became vested on March 31, 2023 and were not subject to any additional performance conditions in respect of fiscal years 2023 or 2024. With respect to Ms. Griffin’s and Mr. Stevens’ 2022 PSUs, if any PSUs became earned as a result of achievement of either Adjusted EBITDA or Revenues goals in excess of 100% of target performance, such PSUs would have vested in full on the third anniversary of the date of grant, subject to continued performance during fiscal years 2023 and 2024 with respect to the specific objective at above the performance level achieved in 2022. Adjusted EBITDA and Revenues metrics are measured separately when determining whether above‑target performance has been maintained for future year performance. For information regarding the treatment of these PSUs in connection with each NEO’s separation from the Company, see below “Significant Developments in our Executive Compensation Program in 2023.”

For purposes of the 2022 PSUs, Adjusted EBITDA means the Adjusted EBITDA as set forth in the Company’s publicly filed SEC documents for the year ended December 31, 2022, as adjusted for the Impact of Acquisitions. For a reconciliation of Adjusted EBITDA to net income (loss), see Annex B.

For purposes of the 2022 PSUs, Revenues for 2022 mean the Company’s revenues for the year ended December 31, 2022 calculated in accordance with the Company’s historical practices as mandated by U.S. generally accepted accounting principles, as adjusted by the Impact of Acquisitions. Impact of Acquisitions means eliminating the impact of any acquisition that closed on or after March 1, 2020 except for the difference (positive or negative) between (i) the Adjusted EBITDA and Revenues related to such acquisition for the particular period, and (ii) the Adjusted EBITDA and Revenues, respectively, for such acquisition during the corresponding period in the calendar year prior to such acquisition, as such historic Adjusted EBITDA and Revenues for the acquisition are determined and equitably adjusted if deemed appropriate by the Compensation Committee at the time of such acquisition.

2022 Restricted Stock Unit Grants

In March 2022, the Compensation Committee determined to grant an award of 217,028 RSUs and 83,472 RSUs to Ms. Griffin and Mr. Stevens, respectively. Additionally, in October 2022, the Compensation Committee determined to grant an additional award of 125,000 RSUs to Mr. Stevens. The RSUs granted to our Named Executive Officers in 2022 were each scheduled to vest in equal installments on each of the first three anniversaries of the applicable date of grant.

2022 Option Grants

In March 2022, the Compensation Committee determined to grant Ms. Griffin an option to purchase 945,664 shares of our Class A common stock. Additionally, in October 2022, the Compensation Committee determined to grant Mr. Stevens an option to purchase 1,170,000 shares of our Class A common stock. The stock options granted to our Named Executive Officers in 2022 were each scheduled to vest in equal installments on each of the first three anniversaries of the applicable date of grant.

2021 PSU Performance Determination

In February 2022, the Compensation Committee determined payment for PSUs awarded to each of the Named Executive Officers in January 2021. The PSUs awarded in January 2021 vest according to the same conditions as the 2022 PSUs, though the performance period was from January 1, 2021 through December 31, 2021. The Compensation Committee determined that the achievement of the performance objective applicable to the Adjusted EBITDA objective was 64.6% of target and the achievement of the performance objective applicable to the Revenues objective was 126.2% of target. As a result, for each Named Executive Officer: (i) 64.6% of the portion of the 2021 PSU grant that was attributable to achievement of the Adjusted EBITDA objective became earned and would be scheduled to vest ratably on each of the first three anniversaries of the date of grant, and the remainder of the portion of the grant that was attributable to achievement of the Adjusted EBITDA objective was forfeited, (ii) 100% of the portion of the 2021 PSU grant that was attributable to achievement of the Revenues objective became earned and would be scheduled to vest ratably on each of the first three anniversaries of the date of grant, and (iii) an additional above‑target 26.2% of the portion of the 2021 PSU grant that was attributable to achievement of the Revenues goal would be scheduled to vest in January 2024 subject to continued Revenues performance in fiscal 2022 and 2023 that is above the Revenues performance achieved in fiscal 2021.

2022 PSU Performance Determination

In March 2023, the Compensation Committee determined payment for PSUs awarded to each of the Named Executive Officers in March and October 2022. The Compensation Committee determined that the achievement of the performance objective applicable to the Adjusted EBITDA objective was 0% of target and the achievement of the performance objective applicable to the Revenues objective was 83.2% of target. As a result, for each Named Executive Officer: (i) 100% of the portion of the 2022 PSU grant that was attributable to achievement of the Adjusted EBITDA objective was forfeited, and (ii) 83.2% of the portion of the 2022 PSU grant that was attributable to achievement of the Revenues objective became earned, and the remainder of the portion of the grant that was attributable to achievement of the Revenues objective was forfeited.

Topco Equity Awards

Prior to the closing of the transactions contemplated by the Merger Agreement, our Named Executive Officers were granted equity interests in Topco. These equity interests allowed our Named Executive Officers to share in the future appreciation of Topco’s equity value, subject to certain time-based vesting conditions including continued employment. These awards were also designed to foster a long‑term commitment to us by our Named Executive Officers, balance to the short‑term cash components of our compensation program, align a significant portion of our Named Executive Officers’ compensation to the interests of our principal equity holders, promote retention and reinforce our pay‑for‑performance philosophy.

The equity interests were granted pursuant to the limited partnership agreement of Topco in the form of profits interests, called “Common Series C Units.” Common Series C Units represent an ownership interest in Topco, providing the holder with the opportunity to receive, upon certain vesting events described below, a return based on the appreciation of Topco’s equity value from the date of grant. These Common Series C Units were issued as an upfront grant designed to provide a long‑term incentive. The awards were structured so that if Topco’s equity value were to appreciate, the Named Executive Officer would share in the growth in value from the date of grant solely with respect to the vested portion of the Named Executive Officer’s Common Series C Units. Certain of the Common Series C Units have been designated as Common Series C‑2 Units, which allow holders, including Mr. Stevens and Ms. Griffin, to receive priority “catch up” distributions up to total aggregate distributions to all C‑2

Unit holders of $35.0 million, subject to certain reductions. If Topco’s equity were not to appreciate in value or decrease in value in the future, then the Common Series C Units would have no value.

These equity awards also functioned as a retention device by including, in certain cases, both a time‑vesting portion (vesting ratably over a four‑year period, commencing on December 31 of the year of grant) and a performance vesting portion (the “20% IRR Vesting Units”). All time‑vesting conditions of Topco equity awards granted to the Named Executive Officers have been achieved as of December 31, 2021. The 20% IRR Vesting Units would have vested upon the earlier to occur of: (i) a sale of (a) greater than 50% of the outstanding equity units of Topco held by the equity funds affiliated with or advised by each of CVC Capital Partners, and Leonard Green & Partners (an “Approved Partnership Sale”), or (b) substantially all of the assets of Topco and its subsidiaries, in each case that is approved by Topco’s board of directors, or (ii) a public offering, provided that, at the time of such event, the pre‑tax internal rate of return to the Common Series A Limited Partners is at least 20% compounded annually with respect to the Common Series A Units held by them, based on cash proceeds received or, in respect of a sale of Topco or a sale of substantially all of its assets, available to be received by them pursuant to the definitive agreement relating thereto, and after giving effect to the vesting of the Common Series C Units in accordance with the terms of any Restricted Unit Agreement and the vesting of the Common Series D Units. The date and percentage of vesting described in clause (ii) of the prior sentence may be staggered over a two‑year period depending on the event and timing of the achievement of the pre‑tax internal rate of return to the Common Series A Limited Partners, and the 20% IRR Vesting Units shall not vest at or following the end of such two‑year period if the vesting requirement is not met. As of October 2022, the vesting requirement for the 20% IRR Vesting Units was not met, and all such units held by the Named Executive Officers were forfeited.

Retention Payments

Pursuant to his Third Amended and Restated Employment Agreement dated as of September 30, 2022, Mr. Stevens was eligible to receive a retention payment equal to $300,000 on each of December 31, 2022, 2023 and 2024 subject to his continued employment through each applicable retention date. Mr. Stevens’ Third Amended and Restated Employment Agreement provided that if his employment is terminated for any reason prior to the applicable retention date for that year, he will be paid a pro‑rated portion of the retention payment for that year for the portion of the year that he remained employed with the Company. Accordingly, upon his termination of employment in 2023, Mr. Stevens will receive a pro-rated portion of his second retention payment based on the portion of the 2023 year that he remains employed with the Company. Mr. Stevens is our only Named Executive Officer eligible to receive a retention payment.

Retirement Savings

We have established a 401(k) retirement savings plan for our associates, including the Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate on the same terms as all of our associates. Under the 401(k) plans, eligible associates may elect to reduce their current compensation by up to the prescribed annual limit and contribute these amounts to the 401(k) plan. Subject to eligibility limits, we provide a matching contribution of up to 50% of the first 6% of salaries contributed by participating associates.

Other Benefits and Perquisites

Additional benefits received by our Named Executive Officers include certain benefits provided to our associates generally, including medical, dental and vision benefits, flexible spending and/or health care saving accounts, basic and voluntary life and accidental death and dismemberment insurance, short‑term and long‑term disability insurance, critical illness and accident insurance, as well as certain benefits provided only to certain members of management, including executive health care insurance premiums, supplemental disability insurance, monthly car allowances, financial counseling and club memberships. Additionally, in 2022, we agreed to reimburse each of Mses. Griffin and Domier for legal fees in connection with the negotiation of each Named Executive Officer’s new employment agreement.

Currently, as well as in the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by the Compensation Committee. We do not expect these perquisites and personal benefits to be a significant component of our compensation program.

Severance Benefits

We have entered into employment agreements with our Named Executive Officers, the material elements of which with respect to severance benefits are summarized below under “Potential Payments Upon Termination or Change in Control.” Additionally, outstanding equity awards held by our Named Executive Officer include termination or change in control‑based acceleration provisions, which are also summarized below under “Potential Payments Upon Termination or Change in Control.”

SIGNIFICANT DEVELOPMENTS IN OUR EXECUTIVE COMPENSATION PROGRAM IN 2023

Effective January 16, 2023, Ms. Griffin resigned as the Company’s Chief Executive Officer and as a member of the Board. On the same date, the Company approved the appointment of David Peacock as the Company’s Chief Executive Officer and as a member of the Board, effective February 1, 2023. Additionally, effective March 27, 2023, Mr. Stevens transitioned out of the role of Chief Financial Officer and Chief Operating Officer and continues to serve as a non-executive employee during a transition period ending no later than August 1, 2023. On March 13, 2023, the Company approved the appointment of Christopher Growe as Chief Financial Officer, effective as of March 27, 2023. Lastly, effective March 31, 2023, Ms. Domier ceased serving as an executive of the Company and as Executive Chair of the Board. Below are summaries of the agreements entered into with certain of such individuals in connection with such transitions.

Griffin Separation Agreement

In connection with Ms. Griffin’s resignation as Chief Executive Officer of the Company, the Company and Ms. Griffin entered into a Separation Agreement and General Release (the “Griffin Separation Agreement”), pursuant to which Ms. Griffin’s employment terminated effective as of January 16, 2023. Pursuant to the Griffin Separation Agreement, Ms. Griffin is eligible to receive severance benefits of (i) continued payment of base salary for 24 months following the date of termination, (ii) a pro‑rated bonus for 2023 based on actual results for the full year, (iii) 24 months of continued health insurance coverage at active employee rates, (iv) pro‑rated vesting of outstanding time‑based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then‑current vesting period and (v) pro‑rated vesting of outstanding performance‑based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then‑current performance period (with PSUs vesting based on actual performance). Ms. Griffin’s receipt of her severance benefits is subject to and conditioned upon her continued compliance with any restrictive covenants.

Peacock Employment Agreement

On January 16, 2023, the Company entered into an Employment Agreement (the “Peacock Employment Agreement”) with Mr. Peacock in connection with his new appointment as Chief Executive Officer of the Company, effective February 1, 2023. Mr. Peacock received a cash signing bonus of $1,300,000 and will receive an annual base salary of $1,100,000. Mr. Peacock will also be eligible to receive a target bonus of 150% of his base salary, with a guaranteed bonus with respect to 2023 of no less than 150% of his 2023 base salary (i.e., $1,650,000), and an annual equity award under the Company’s 2020 Plan with an aggregate grant date fair value (as calculated based on the closing price of the Company’s Class A common stock on the grant date) of $3,000,000, 50% of which shall be granted in the form of RSUs vesting in annual installments over three years, and 50% of which shall be granted in the form of PSUs becoming eligible to vest upon the attainment of performance goals established by the Compensation Committee.

In addition, the Company also made certain one‑time equity grants to Mr. Peacock under the 2020 Plan upon the commencement of his employment with the Company. Such equity awards included (i) an award of shares with an aggregate grant date fair value (as calculated based on the closing price of the Company’s Class A common stock on the grant date) of $3,000,000, which, together with the signing bonus, are subject to repayment or forfeiture on an after‑tax basis in the event Mr. Peacock resigns without good reason (as defined in the Peacock Employment Agreement) or is terminated for cause (as defined in the Peacock Employment Agreement), in each case prior to the first anniversary of his commencement of employment, and (ii) 8,000,000 options, 2,000,000 of which have an exercise price of $2.65, 2,750,000 of which have an exercise price of $5.00, and 3,250,000 of which have an exercise price of $10.00, and all of which shall vest in annual installments over five years, with full acceleration upon the earlier to occur of (A) the first date on which the equity holders of Karman Topco L.P. have sold units in Karman Topco L.P. worth no less than $2.1 billion at an implied Company share price of no less than $10.00 per share and (B) a change in control (as defined in the 2020 Plan). Mr. Peacock will also be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company.

If the Company terminates Mr. Peacock’s employment without cause or if Mr. Peacock resigns for good reason, the Company will, subject to his execution and non‑revocation of a general release and continued compliance with any restrictive covenants, pay him severance benefits of: (i) continued payment of base salary for 24 months following the date of termination, (ii) a pro‑rated bonus for the year of termination based on actual results for the full performance period in which employment terminates, (iii) a cash lump sum of $72,000, which may be used by Mr. Peacock to pay for continued health care coverage, and (iv) pro‑rated vesting of outstanding time‑based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then‑current vesting period, and (v) pro‑rated vesting of outstanding performance‑based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then‑current performance period (with PSUs vesting based on actual performance). In addition, Mr. Peacock’s outstanding stock options will remain exercisable until the third anniversary of the termination date (or, if earlier, the original outside expiration date of such awards).

Stevens Transition Agreement

In connection with Mr. Stevens’ transition to a non-executive role, Mr. Stevens entered into a Transition Agreement (the “Stevens Transition Agreement”) with Advantage Sales & Marketing LLC (“Advantage S&M”) pursuant to which Mr. Stevens is eligible for continued employment with Advantage S&M through August 1, 2023 at his current compensation through such date, subject to earlier termination for any reason. Pursuant to the Stevens Transition Agreement, upon the occurrence of the transition date as a result of the expiration of the transition period on August 1, 2023 or his termination by Advantage S&M without cause, Mr. Stevens will be eligible to receive (a) severance payments in an amount equal to his base salary for 18 months following the date of separation, (b) 18 months of continued health insurance coverage at active employee rates, and (c) accelerated vesting of a portion of his outstanding and unvested time-based restricted stock units and stock option awards that were originally scheduled to vest on October 3, 2023, as if he had remain continuously employed with Advantage S&M through such date. Mr. Steven’s receipt of his severance benefits is subject to and conditioned upon his non-revocation of a separation agreement and general release and his continued compliance with any restrictive covenants.

Growe Employment Agreement

In connection with the appointment of Mr. Growe as Chief Financial Officer of the Company, the Company and Mr. Growe entered into an Employment Agreement on March 13, 2023, which was subsequently amended and restated on March 31, 2023 (as amended, the “Growe Employment Agreement”). Pursuant to the Growe Employment Agreement, Mr. Growe commenced employment on March 27, 2023 and will receive an annual base salary of $560,000 and a cash signing bonus of $100,000. Mr. Growe will also be eligible to receive a target bonus of 100% of his base salary and an annual equity award for 2023 under the 2020 Plan with an aggregate grant date fair value of 100% of his base salary. For fiscal year 2024 and thereafter, Mr. Growe will be eligible for an annual equity award under the 2020 Plan with an aggregate grant date fair value of 200% of his salary.

As provided in the Growe Employment Agreement, on April 3, 2023, the Company made a one-time equity grant of an option to purchase 1,800,000 shares of our Class A common stock to Mr. Growe under the 2020 Plan, subject to stockholder approval of the Restated Plan (as defined and described in Proposal 4 to this Proxy Statement). Such grant will vest over five years, in increments of one-fifth of the options on each of the five anniversary dates of March 27, 2023; provided, however, that the options shall become fully vested upon a Change in Control (as defined in the 2020 Plan). The options shall have an exercise price of (1) $2.00 with respect to one-third of the options; (2) $5.00, with respect to another one-third of the options; and (3) $10.00, with respect to the last one-third of the options. In all other respects, the options shall be subject to the terms and conditions of the 2020 Plan, the applicable option award agreement, and the other documents governing the options. This sign-on option grant, as well as Mr. Growe’s 2023 annual equity grant, which is anticipated to be effective on or about June 1, 2023, are subject to stockholder approval of the Restated Plan, and if such stockholder approval is not obtained, such awards shall be forfeited (or not granted, in the case of the 2023 annual equity grant). However, pursuant to the Growe Employment Agreement, we agreed that subject to the requisite Compensation Committee approval, we will grant Mr. Growe alternative incentive awards that provide substantially similar compensation as the sign-on equity award and the anticipated 2023 annual equity award, to the extent stockholder approval is not obtained.

If the Company terminates Mr. Growe’s employment without cause or if Mr. Growe resigns for good reason, the Company will, subject to his execution and non-revocation of a general release and continued compliance with any restrictive covenants, pay him severance benefits of: (i) continued payment of base salary for 12 months following termination, (ii) payment to Mr. Growe of the Company’s portion of post-employment Company-sponsored healthcare insurance premiums under COBRA for 12 months following termination, (iii) pro-rated vesting of outstanding time-based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then-current vesting period, and (iv) pro-rated vesting of outstanding performance-based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then-current performance period (with performance stock units vesting based on actual performance). In addition, Mr. Growe’s vested and outstanding stock options will remain exercisable until the first anniversary of his termination date (or, if earlier, the original expiration date of such options). Mr. Growe is also entitled to certain severance benefits in the event his employment is terminated due to his death and disability.

Domier Separation Agreement

Ms. Domier resigned as Executive Chair of the Board, concurrently with her retirement from the Company as an executive, effective as of March 31, 2023. In connection with her termination, Ms. Domier entered into a Separation Agreement and General Release (the “Domier Separation Agreement”) which provides that (a) Ms. Domier will be eligible for a pro-rated portion of non-equity incentive compensation for 2023, and (b) Ms. Domier’s previously earned PSUs will vest, while PSUs that remain subject to additional performance conditions will only vest based on actual performance.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the Compensation Committee in its judgement has authorized, and may in the future authorize, compensation payments that are not fully tax deductible or modify compensation programs and practices without regard for tax deductibility when it believes that such compensation is appropriate.

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long‑term incentive plans including stock options and other equity‑based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers in the future, we anticipate that the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross‑ups to our executives and the employment agreements for each of our Named Executive Officers provide for a potential reduction in excess parachute payments as described below under “Potential Payments Upon Termination or Change in Control.”

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock‑based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock‑based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock‑based awards in their income statements over the period that an associate is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity‑based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION‑RELATED RISK

The Compensation Committee, with input from management and external advisors, monitors our compensation policies and practices, including those for our Named Executive Officers, to ensure that these policies and practices do not encourage excessive and unnecessary risk‑taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business.

EXECUTIVE SHARE OWNERSHIP GUIDELINES

In 2021, following a recommendation from the Compensation Committee, our board of directors established share ownership guidelines in order to align the interests of key executives of the Company with the Company’s stockholders by ensuring that those key executives have substantial ownership of the Company’s common stock. The guidelines provide that, within five years, certain key executives are expected to acquire and establish holdings in our stock equal in value to a multiple of base salary, depending on their positions, as follows:

Covered Executives	Minimum Shareholding Requirement:
Chief Executive Officer	6x salary
Other Named Executive Officers	3x salary
Other Senior Executive Team Members	1x salary

Until an executive’s minimum shareholding requirement is achieved, the executive will be required to retain 50% of the net shares received from equity awards that vest after the second anniversary of the effective date of the guidelines (or the first anniversary in the case of executive officers). If an executive has not satisfied the minimum shareholding requirement within the relevant compliance period, the executive must retain 100% of the net shares described in the previous sentence (rather than 50%) until the minimum shareholding requirement is satisfied.

If a certain key executive becomes subject to a greater ownership amount due to promotion or increase in base salary, such executive is expected to meet the higher ownership threshold within five years of the promotion or base salary increase. The Compensation Committee will periodically monitor the application of these guidelines and, at least once per year, prepare a report on compliance with the guidelines and deliver the report to the Board.

As of December 31, 2022, each of our key executives was in compliance with the guidelines or had additional time within which to comply.

ANTI‑HEDGING POLICY

All of our officers, directors and employees and certain consultants specified by our management are prohibited from engaging in hedging transactions relating to our securities. In addition, such persons are also prohibited from pledging our securities to secure loans. Additionally, spouses, minor children and any other family member sharing the same household as the foregoing, as well as any other account, trust or entity over which the foregoing may make or influence investment decisions, whether or not the securities are held directly or indirectly, are similarly prohibited from engaging in such hedging transactions.

EXECUTIVE COMPENSATION RECOUPMENT (CLAWBACK) POLICY

In 2022, following a recommendation from the Compensation Committee, our board of directors adopted a recoupment policy that authorizes the board of directors (or a designated committee thereof) to determine whether to require recoupment of incentive compensation paid or awarded to any executive officer if certain conditions are met. For purposes of this policy, incentive compensation includes all short‑term and long‑term incentive awards (including cash and equity awards) paid, granted, vested, settled or accrued.

Our board of directors may require recoupment if the executive officer engaged in fraud, intentional misconduct leading to material reputational or financial harm to the Company or contributed to the need for a material restatement of the Company’s financial statements filed with the SEC. If our board of directors determines that any incentive compensation paid or awarded to such executive officer during the three years before the restatement or the material reputational or financial harm would not have been awarded or would have been awarded at a lower amount, our board of directors may require recovery or forfeiture to the Company of any excess incentive compensation received by such executive officer.

We intend to adopt a clawback policy in compliance with new SEC and Nasdaq rules when required.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10‑K for the year ended December 31, 2022.

Members of the Compensation Committee
Robin Manherz, Chair	Timothy J. Flynn
Tiffany Han	Brian K. Ratzan

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2022, 2021, and 2020.

Name and Principal Position		Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)	Total ($)
Jill Griffin	Chief Executive Officer and Former President and Chief Commercial Officer	2022	967,308	—	4,549,992	1,948,068	—	75,008	7,540,376
		2021	600,000	—	5,665,250	—	300,000	61,721	6,626,971
		2020	600,000	5,000,000	557,500	—	900,000	53,695	7,111,195
Tanya Domier	Executive Chair and Former Chief Executive Officer	2022	1,000,000	—	6,499,995	—	—	105,771	7,605,766
		2021	1,000,000	—	8,731,750	—	500,000	98,694	10,330,444
		2020	500,000	12,000,000	—	—	1,500,000	74,523	14,074,523
Brian Stevens	Chief Financial Officer and Chief Operating Officer	2022	647,308	300,000	2,729,993	1,170,000	—	58,342	4,905,643
		2021	600,000	—	3,999,000	—	300,000	57,213	4,956,213
		2020	600,000	5,000,000	—	—	900,000	57,755	6,557,755

(1)
Amounts reported for the Named Executive Officers reflect base salaries earned for 2022.
(2)
The amount reported in the Bonus column for Mr. Stevens represents the first retention payment that was earned by Mr. Stevens on December 31, 2022 pursuant to his Third Amended and Restated Employment Agreement.
(3)
The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value, as computed in accordance with ASC 718, based on the valuation methodology (including assumptions) set forth in footnote 11 to the Consolidated Financial Statements of Advantage Solutions Inc., as filed with the SEC in the Company’s Annual Report on Form 10‑K for 2022, of the PSUs, RSUs, and stock options granted. PSUs are valued at target. If the PSU awards granted during 2022 were valued at maximum, the amounts shown in the column would be: Ms. Griffin, $4,875,000; Ms. Domier, $9,750,000; and Mr. Stevens, $2,925,000 (including a value of $2,250,000 for the PSUs granted to him in March 2022 and $675,000 for the PSUs granted to him in October 2022).
(4)
Amounts in this column include the following for the year ended December 31, 2022:

Name	Car Allowance ($)	Club Membership ($)	Legal Fee Reimbursements ($)	401(k) Matching Contribution ($)	Health Reimbursement ($)	Disability Premium ($)	Life Insurance Premiums ($)	Total ($)
Jill Griffin	24,000	—	18,188	9,150	15,366	8,004	300	75,008
Brian Stevens	24,000	14,420	—	9,150	1,427	9,045	300	58,342
Tanya Domier	27,000	28,543	17,063	9,150	3,305	20,410	300	105,771

GRANTS OF PLAN‑BASED AWARDS IN 2022

The following table sets forth information regarding grants of plan‑based awards made to the Named Executive Officers during the year ended December 31, 2022.

			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards:	All other option awards:	Exercise or base	Grant date fair value
Name	Type of Award	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of shares of stock or units (#)	Number of securities underlying options (#)	price of option awards ($/Sh)	of stock and option Awards(3)
Jill Griffin	Annual Incentive	—	418,000	1,650,000	2,200,000	—	—	—	—	—	—	—
	PSU	3/11/2022	—	—	—	—	542,570	813,855	—	—	—	3,249,994
	RSU	3/11/2022	—	—	—	—	—	—	217,028	—	—	1,299,998
	Option	3/11/2022	—	—	—	—	—	—	—	945,664	5.99	1,948,068
Tanya Domier	Annual Incentive	—	380,000	1,500,000	2,000,000	—	—	—	—	—	—	—
	PSU	3/11/2022	—	—	—	—	1,085,141	1,627,711	—	—	—	6,499,995
Brian Stevens	Annual Incentive	—	162,500	650,000	1,125,000	—	—	—	—	—	—	—
	PSU	3/11/2022	—	—	—	—	250,417	375,625	—	—	—	1,499,998
	RSU	3/11/2022	—	—	—	—	—	—	83,472	—	—	499,997
	PSU	10/3/2022	—	—	—	—	200,892	301,338	—	—	—	449,998
	RSU	10/3/2022	—	—	—	—	—	—	125,000	—	—	280,000
	Option	10/3/2022	—	—	—	—	—	—	—	1,170,000	2.24	1,170,000

(1)
Threshold, target and maximum payouts represent Level 1, Level 2 and Level 3 performance levels, respectively, pursuant to our annual incentive program as discussed above. The actual amounts paid for 2022 are shown in the “Non‑Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.
(2)
Represents awards of PSUs awarded in 2022 and earned based on the performance period that began on January 1, 2022 and ended on December 31, 2022. The number of shares issuable pursuant to the awards was determined in March 2023 and PSUs were scheduled to vest ratably on each of the first three anniversaries of the grant date, for Ms. Griffin and Mr. Stevens, and in full on March 31, 2023, for Ms. Domier. For information regarding the treatment of these PSUs in connection with each NEO’s separation from the Company, see above “Significant Developments in our Executive Compensation Program in 2023.” For additional information on the specific terms of the PSUs see ‑“Long‑Term Equity Incentive Compensation – 2022 Performance Stock Unit Grants” in the “Compensation Discussion and Analysis” above.
(3)
The value of stock awards and option awards is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. The assumptions used in calculating the grant date fair value of the PSU, RSU and option awards reported in this column are set forth in footnote 11 to the Consolidated Financial Statements of Advantage Solutions Inc., as filed with the SEC in the Company’s Annual Report on Form 10‑K for 2022.

Narrative Disclosure to Summary Compensation Table and Grants of Plan‑Based Awards Table

We are party to employment agreements with each of our Named Executive Officers. The material elements of these employment agreements are summarized below.

Jill Griffin

Prior to April 1, 2022, Ms. Griffin served as our President and Chief Commercial Officer and was party to an employment agreement with our primary operating company, Advantage S&M. Ms. Griffin was eligible to receive an annual base salary of $600,000, subject to reduction in the event the Company’s EBITDA was below $350 million. She was also eligible to receive an annual incentive with a target amount equal to 100% of her base salary and with a maximum payout equal to 150% of her annual base salary. Under this agreement, Ms. Griffin was eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long‑term disability plan and other benefit programs offered to executives and an automobile allowance.

Beginning on April 1, 2022 and through her termination in January 2023, Ms. Griffin was appointed as our Chief Executive Officer and entered into an amended and restated employment agreement with the Company. Pursuant to the amended and restated employment agreement, in 2022, Ms. Griffin was eligible to receive an annual base salary of $1,100,000, which base salary was subject to annual review but could not be reduced to less than $990,000. Ms. Griffin was also eligible for an annual incentive with a target amount equal to 150% of her base salary, subject to a maximum payout of 200% of her base salary (which maximum bonus opportunity was subject to change in subsequent years as determined by the Compensation Committee). In addition, under the terms of her amended and restated employment agreement, the Company granted Ms. Griffin certain equity grants under the Company’s 2020 Plan with an aggregate grant date fair value (as calculated based on the closing price of the Company’s Class A common stock on the grant date) of $6.5 million, 30% of which was granted in the form of options, 20% of which was granted in the form of restricted stock units, and 50% of which was granted in the form of performance stock units, and in each case vesting over three years. For additional details regarding the equity awards granted in 2022 to Ms. Griffin pursuant to her amended and restated employment agreement, see “Long‑Term Equity Incentive Compensation – 2022 Equity Grants” in the “Compensation Discussion and Analysis” above. Under the amended and restated employment agreement, Ms. Griffin was eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long‑term disability plan and other benefit programs offered to executives and an automobile allowance. Ms. Griffin’s amended and restated employment agreements provided that we would reimburse her for legal fees incurred in connection with negotiating the terms of the agreement up to $20,000.

Ms. Griffin’s amended and restated employment agreement provided for severance payments as more fully described under “—Potential Payments Upon Termination or Change in Control.”

Effective January 16, 2023, Ms. Griffin resigned as the Company’s Chief Executive Officer and as a member of the Board. In connection with her resignation, the Company and Ms. Griffin entered into the Griffin Separation Agreement. For the material terms of this agreement, see “Significant Developments in our Executive Compensation Program in 2023,” beginning on page 43.

Tanya Domier

Prior to April 1, 2022, Ms. Domier served as our Chief Executive Officer and was party to an employment agreement with Advantage S&M. Pursuant to her employment agreement, in 2022, Ms. Domier was eligible to receive an annual base salary of $1,000,000 and an annual incentive with a maximum payout equal to 150% of her annual base salary. Under this agreement, Ms. Domier was eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long‑term disability plan and other benefit programs offered to executives and an automobile allowance.

Beginning on April 1, 2022 and through her termination in March 2023, Ms. Domier was appointed as our Executive Chair and entered into an amended and restated employment agreement with the Company. Ms. Domier’s amended and restated employment agreement provided that her employment with the Company would continue until March 31, 2023. Pursuant to the amended and restated employment agreement, in 2022, Ms. Domier was eligible to receive an annual base salary of $1,000,000, which is subject to annual review but can be reduced to no less than $900,000. Ms. Domier was also eligible for an annual incentive with a target amount equal to 150% of her base salary, subject to a maximum payout of 200% of base salary for 2022. In addition, under the terms of her amended and restated employment agreement, the Company granted Ms. Domier PSUs under the Company’s 2020 Plan with a grant date fair value (as calculated based on the closing price of the Company’s Class A common stock on the grant date) of $6.5 million vesting, subject to attainment of performance goals established by the Compensation Committee of the Board and continued service, on March 31, 2023. Ms. Domier did not receive an equity award of PSUs in 2023. For additional details regarding the equity awards granted in 2022 to Ms. Domier pursuant to her amended and restated employment agreement, see “Long‑Term Equity Incentive Compensation – 2022 Equity Grants” in the “Compensation Discussion and Analysis” above. Under the amended and restated employment agreement, Ms. Domier was eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long‑term disability plan and other benefit programs offered to executives and an automobile allowance. Additionally, Ms. Domier’s amended and restated employment agreement provided that the Company will reimburse her for recreational and dining club dues and rental of entertainment property provided that the aggregate amount of such dues and rental fees in any year not exceed 2% of Ms. Domier’s annual base salary. Ms. Domier’s amended and restated employment agreements provided that we would reimburse her for legal fees incurred in connection with negotiating the terms of the agreement up to $20,000.

Ms. Domier’s amended and restated employment agreement provided for severance payments as more fully described under “—Potential Payments Upon Termination or Change in Control.”

Ms. Domier ceased serving as an executive of the Company and as Executive Chair of the Board on March 31, 2023.

Brian Stevens

Prior to October 2022, Mr. Stevens was party to an employment agreement with Advantage S&M. Pursuant to his prior employment agreement, in 2022, Mr. Stevens was eligible to receive an annual base salary of $600,000, subject to reduction in the event the Company’s EBITDA is below $350 million (but to no less than $540,000) and an annual incentive with a target amount equal to 100% of his base salary. Under this agreement, Mr. Stevens was eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long‑term disability plan and other benefit programs offered to executives and an automobile allowance.

In October 2022, Mr. Stevens entered into an amended and restated employment agreement with the Company, pursuant to which, effective as of September 1, 2022, Mr. Stevens’ annual base salary was increased to $750,000, subject to reduction in the event the Company’s EBITDA is below $350 million (but to no less than $630,000). Additionally, pursuant to his amended and restated employment agreement, Mr. Stevens is eligible to receive an annual incentive with a target amount equal to 100% of his base salary, subject to a maximum payout of 150% of his base salary for 2022 (which maximum bonus opportunity may change in subsequent years as determined by the Compensation Committee). Mr. Stevens’ target bonus for fiscal 2022 is pro‑rated based on his base salary increase and is equal to $650,000. Additionally, Mr. Stevens was eligible under his amended and restated employment agreement to receive a retention payment in an amount equal to $300,000 on each of December 31, 2022, 2023 and 2024, subject to his continuous employment with the Company through each applicable retention date. The amended and restated employment agreement provided that if Mr. Stevens’ employment is terminated for any reason prior to the applicable retention date for that year, he will be paid a pro‑rated portion of the retention payment for that year based on the portion of the year that he remained employed with the Company. Mr. Stevens was paid his first retention payment on January 4, 2023. Under the amended and restated employment agreement, Mr. Stevens continued to be eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long‑term disability plan and other benefit programs offered to executives and an automobile allowance.

Additionally, effective March 27, 2023, Mr. Stevens transitioned out of the role of Chief Financial Officer and Chief Operating Officer and continues to serve as a non-executive employee during a transition period ending no later than August 1, 2023. In connection with his transition, Mr. Stevens and Advantage S&M entered into the Stevens Transition Agreement. For the material terms of this agreement, see “Significant Developments in our Executive Compensation Program in 2023,” beginning on page 43.

Mr. Stevens’ amended and restated employment agreements provides for severance payments as more fully described under “—Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT 2022 YEAR‑END

The following table summarizes the number of unvested Common Series C Units of Topco, PSUs and RSUs held by the Named Executive Officers as of December 31, 2022. The market values below for outstanding PSUs and RSUs were computed using the closing price of Class A common stock on December 30, 2022, which was $2.08. For information on all Units of Topco held by the Named Executive Officers, see “Security Ownership of Certain Beneficial Owners and Management—Topco” on page 65. For more information on the PSUs and RSUs held by the Named Executive Officers see “2022 Equity Grants” on page 39.

			Option Awards					Share based awards
Name	Grant Date	Type of Award	Number of shares underlying unexercised options (#) exercisable	Number of shares underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Jill Griffin	1/4/2021	PSU	—	—		—	—	153,980	(2)	320,278	27,510	(3)	57,221
	1/4/2021	RSU	—	—		—	—	62,500	(2)	130,000	—		—
	3/11/2022	PSU	—	—		—	—	157,996	(4)	328,632	—		—
	3/11/2022	RSU	—	—		—	—	217,028	(5)	451,418	—		—
	3/11/2022	Option	—	945,664	(6)	5.99	3/11/2032	—		—	—		—
Tanya Domier	1/5/2021	PSU						340,040	(2)	707,283	60,751	(3)	126,362
	3/11/2022	PSU						315,992	(7)	657,263	—		—
Brian Stevens	1/4/2021	PSU	—	—		—	—	153,980	(2)	320,278	27,510	(3)	57,221
	3/11/2022	PSU	—	—		—	—	72,791	(4)	151,676	—		—
	3/11/2022	RSU						83,472	(5)	173,622	—		—
	10/3/2022	PSU	—	—		—	—	58,499	(4)	121,678	—		—
	10/3/2022	RSU						125,000	(5)	260,000	—		—
	10/3/2022	Option	—	1,170,000	(6)	2.24	10/3/2032	—		—	—		—

(1)
For equity awards with respect to the Class A common stock of Advantage, this value is based upon the closing sale price of Advantage’s Class A common stock on December 30, 2022 of $2.08.
(2)
Represents an award of PSUs that is a contingent right to receive Class A common stock upon vesting. The PSUs were scheduled to vest in two equal installments on each of January 4, 2023 and January 4, 2024, subject to the Named Executive Officer’s continued service with the Company or Advantage S&M, as applicable, through each such date.
(3)
Represents an award of PSUs that is a contingent right to receive Class A common stock upon vesting. The PSUs became earned based on the Company’s achievement of Adjusted EBITDA and Revenues goals, which in February 2022, were determined to be at 64.6% and 126.2% of target, respectively. As a result, the earned PSUs in the amount set forth in the table above were scheduled to vest on January 4, 2024 subject to the requirement that the performance level achieved on Revenues for 2021 is maintained in 2022 and 2023 and that the Named Executive Officer continues to provide services to the Company or Advantage S&M, as applicable, through such date.

(4)
Represents an award of PSUs that is a contingent right to receive Class A common stock upon vesting. The PSUs became earned based on the Company’s achievement of EBITDA and Revenues goals, which, in March 2023, were determined to be achieved at 0% and 83.2% of target, respectively. As a result, the earned PSUs in the amount set forth in the table above were scheduled to vest in equal installments on each of the first, second, and third anniversaries of the grant date, subject to the Named Executive Officer’s continued service with the Company or Advantage S&M, as applicable, through each applicable vesting date.
(5)
Represents an award of RSUs that is a contingent right to receive Class A Common Stock upon vesting. The RSUs were scheduled to vest in equal installments on each of the first, second, and third anniversaries of the grant date, subject to the Named Executive Officer’s continued service with the Company or Advantage S&M, as applicable, through each applicable vesting date.
(6)
Represents an award of stock options, giving the Named Executive Officer the right to purchase Class A Common Stock upon vesting. The option was scheduled to vest in equal installments on each of the first, second, and third anniversaries of the grant date, subject to the Named Executive Officer’s continued service with the Company or Advantage S&M, as applicable, through each applicable vesting date.
(7)
Represents an award of PSUs that is a contingent right to receive Class A common stock upon vesting. The PSUs became earned based on the Company’s achievement of EBITDA and Revenues goals, which, in March 2023, were determined to be achieved at 0% and 83.2% of target, respectively. As a result, the earned PSUs in the amount set forth in the table above were scheduled to vest on March 31, 2023, subject to the Named Executive Officer’s continued service with the Company or Advantage S&M, as applicable, through each applicable vesting date.

Option Exercises and Stock Vested

The following table summarizes the stock options that were exercised and the PSUs and RSUs that vested during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1) ($)
Jill Griffin	—	—	139,490	$1,087,968
Tanya Domier	—	—	170,018	$1,310,839
Brian Stevens	—	—	76,990	$ 593,593

(1)
Reflects the product of the number of shares of stock subject to awards of RSUs and PSUs, as applicable, that vested during 2022, multiplied by the closing price of our common stock on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the estimated amount of potential payments and benefits that would be provided to each of our Named Executive Officer’s under the Company’s 2020 Plan and applicable award agreements, and each Named Executive Officer’s employment agreement, in the event of a termination of employment and/or a change in control of the Company. The material elements of these provisions are summarized below.

Employment Arrangements

Jill Griffin

Pursuant to Ms. Griffin’s amended and restated employment agreement, if the Company had terminated Ms. Griffin’s employment without cause or if Ms. Griffin had resigned for good reason (each as defined in the agreement), in addition to compensation she would have earned as of the termination date and benefits generally available to all salaried employees, she would have received the following severance payments and benefits: (i) continued payment of base salary for 24 months following the date of termination, (ii) a pro‑rated bonus for year of termination based on actual results for the full year, (iii) up to 24 months of continued health insurance coverage at active employee rates, (iv) pro-rated vesting of outstanding time based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then current vesting period and (v) pro-rated vesting of outstanding performance based equity awards scheduled to vest on the next applicable vesting date based on the number of days worked during the then current performance period (with PSUs vesting based on actual performance). These severance payments and benefits are subject to Ms. Griffin’s execution of a release of claims against us and continued compliance with certain restrictive covenants. In addition, if Ms. Griffin were to experience a qualified termination after the end of a year and prior to payment of the annual incentive, she would be entitled to receive the annual incentive payment as determined based on actual performance achievement and paid at the same time annual incentives are paid to other participants in the annual incentive program (referred to as the “accrued bonus”).

Additionally, in the event of a termination of employment due to death or disability (as defined in the amended and restated employment agreement), in addition to any accrued amounts and any accrued bonus, Ms. Griffin would have been entitled to 12 months of continuing base salary payments (less any amounts received under any disability policy, if applicable), and in the event of a termination of employment due to disability, health insurance coverage on the same terms as active employees for 12 months, or if earlier, upon becoming covered by the health insurance policy of a subsequent employer.

Effective January 16, 2023, Ms. Griffin resigned as the Company’s Chief Executive Officer and as a member of the Board. The Company entered into the Griffin Separation Agreement, which provides for the severance payments and benefits provided for under her amended and restated employment agreement described above.

Tanya Domier

Pursuant to Ms. Domier’s amended and restated employment agreement, if, prior to March 31, 2023, the Company had terminated Ms. Domier’s employment without cause or if Ms. Domier resigns for good reason (each as defined in the agreement) in addition to compensation she would have earned as of the termination date and benefits generally available to all salaried employees, she would receive the following payments and benefits: (i) continued payment of base salary through March 31, 2023, (ii) a pro‑rated bonus for year of termination based on actual results for the full year, (iii) continued health insurance coverage at active employee rates through at least March 31, 2023, and (iv) Ms. Domier will continue to vest in any outstanding equity awards that are scheduled to vest on or prior to the one-year anniversary of the date of termination. These severance payments and benefits would be subject to Ms. Domier’s execution of a release of claims against us and continued compliance with certain restrictive covenants. In addition, if Ms. Domier were to experience a qualified termination after the end of a year and prior to payment of the annual incentive, she would be entitled to receive an accrued bonus, paid at the same time annual incentives are paid to other participants in the annual incentive program.

Additionally, in the event of a termination of employment due to death or disability (as defined in the amended and restated employment agreement), in addition to any accrued amounts and any accrued bonus, Ms. Domier would have been entitled to 12 months of continuing base salary payments (less any amounts received under any disability policy, if applicable), and in the event of a termination of employment due to disability, health insurance coverage on the same terms as active employees for 12 months, or if earlier, upon becoming covered by the health insurance policy of a subsequent employer.

Ms. Domier ceased serving as an executive of the Company and as Executive Chair of the Board on March 31, 2023. In connection with her termination of employment, Ms. Domier entered into a separation agreement pursuant to which (a) Ms. Domier will be eligible for a pro-rated portion of non-equity incentive compensation for 2023, and (b) Ms. Domier’s previously earned PSUs will vest, while PSUs that remain subject to additional performance conditions will only vest based on actual performance.

Brian Stevens

Pursuant to Mr. Stevens’ amended and restated employment agreement, if the Company terminates Mr. Stevens’ employment without cause or if Mr. Stevens resigns for good reason (each as defined in the agreement), in addition to compensation he would have earned as of the termination date and benefits generally available to all salaried employees, he would have received the following severance payments and benefits: (i) continued payment of base salary for 18 months following the date of termination, and (ii) up to 18 months of continued health insurance coverage at active employee rates. These severance payments and benefits were subject to Mr. Stevens’ execution of a release of claims against us and continued compliance with certain restrictive covenants. In addition, if Mr. Stevens were to experience a qualified termination after the end of a year and prior to payment of the annual incentive, he would have been entitled to receive an accrued bonus, paid at the same time annual incentives are paid to other participants in the annual incentive program.

Additionally, in the event of a termination of employment due to death or disability (as defined in the amended and restated employment agreement), in addition to any accrued amounts and any accrued bonus, Mr. Stevens would have been entitled to 12 months of continuing base salary payments (less any amounts received under any disability policy, if applicable), and in the event of a termination of employment due to disability, health insurance coverage on the same terms as active employees for 12 months, or if earlier, upon becoming covered by the health insurance policy of a subsequent employer.

Effective March 27, 2023, pursuant to the Stevens Transition Agreement, Mr. Stevens transitioned out of the role of Chief Financial Officer and Chief Operating Officer and continues to serve as a non-executive employee during a transition period ending no later than August 1, 2023. Pursuant to the Stevens Transition Agreement, upon the occurrence of the transition date as a result of the expiration of the transition period on August 1, 2023 or his termination by Advantage S&M without cause, Mr. Stevens will be eligible to receive the severance benefits and payments provided for under his amended and restated employment agreement as described above, as well as the accelerated vesting of a portion of his outstanding and unvested time-based restricted stock units and stock option awards that were originally scheduled to vest on October 3, 2023, as if he had remain continuously employed with Advantage S&M through such date.

Additionally, pursuant to the Stevens Transition Agreement, in the event of a termination of employment due to death or disability (as defined in the Stevens Transition Agreement), Mr. Stevens would be entitled to the same payments and benefits provided for under his amended and restated employment agreement as described above.

Equity Plan and Award Agreements

The 2020 Plan provides that in the event of a change in control of the Company where outstanding awards are not assumed or substituted, all such awards will vest in full. Additionally, if awards are assumed or substituted in connection with a change in control, if the successor company terminates a Named Executive Officer’s employment without cause within 12 months following the change in control, the award will become fully vested. With respect to outstanding PSUs: (i) if a change in control occurs prior to the end of the applicable performance period, the number of PSUs that will be deemed earned will be based on the greater of actual performance as of immediately prior to the change in control or target performance, and (ii) if a change in control occurs at or following the end of the applicable performance period, the number of PSUs that will be deemed earned will be based on actual performance. Any earned PSUs will vest in accordance with the preceding sentences.

Additionally, the governing award agreements provide that if a Named Executive Officer experiences a termination due to his or her death or disability, all outstanding RSUs and options held by the Named Executive Officer would vest, and outstanding PSUs would vest at target, if the termination occurs mid‑performance period, or based on actual performance, if the termination occurs on or following the end of the performance period; provided that in such case no PSUs will vest based on above‑target performance.

Quantification of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our Named Executive Officers upon the occurrence of a qualifying termination of employment and/or a change in control of the Company, assuming that each Named Executive Officer’s termination of employment with us and/or change in control (as applicable) occurred on December 31, 2022 under the circumstances described above. Amounts shown do not include (i) accrued but unpaid salary through the date of termination or (ii) vested benefits already earned or accrued by the Named Executive Officer prior to termination.

Name	Benefit	Termination without Cause or for Good Reason (No Change in Control)		Termination without Cause in Connection with Change in Control		Termination due to Death or Disability
Jill Griffin(1)	Severance pay	$2,200,000		$2,200,000		$1,100,000
	Healthcare Benefits(2)	$45,752		$45,752		$22,876
	Equity Acceleration(3)	$560,142	(4)	$1,353,909	(5)	$1,296,689	(6)
Tanya Domier(1)	Severance pay	$250,000		$250,000		$1,000,000
	Healthcare Benefits(2)	$2,844		$2,844		$11,376
	Equity Acceleration(3)	$1,364,548	(4)	$1,490,910	(5)	$1,364,548	(6)
Brian Stevens(1)	Severance pay	$1,125,000		$1,125,000		$750,000
	Healthcare Benefits(2)	$14,814		$14,814		$9,876
	Equity Acceleration(3)	—		$1,084,477	(5)	$1,027,256	(6)

(1)
The severance payments and benefits set forth in the table above reflect the estimated payments and benefits assuming the applicable triggering event took place on December 31, 2022. Effective January 16, 2023, Ms. Griffin resigned as the Company’s Chief Executive Officer and entered into the Griffin Separation Agreement. For the material terms of this agreement, see “Significant Development in Our Executive Compensation Program in 2023 – Griffin Separation Agreement”. Effective March 31, 2023, Ms. Domier resigned from employment and from her position as Executive Chair of the Board. In connection with her termination, Ms. Domier entered into the Domier Separation Agreement, the details of which are described in “Significant Development in Our Executive Compensation Program in 2023 – Domier Separation Agreement.”. Additionally, effective March 27, 2023, Mr. Stevens transitioned out of the role of Chief Financial Officer and Chief Operating Officer and continues to serve as a non-executive employee during a transition period ending no later than August 1, 2023 pursuant to the Stevens Transition Agreement. For the material terms of this agreement, see “Significant Development in Our Executive Compensation Program in 2023 – Stevens Transition Agreement.”
(2)
Reflects company portion of payments made during the severance period described above. For termination due to death or disability, healthcare benefits continue only for termination related to disability, and are reduced by any amounts received under an applicable severance policy.
(3)
Represents the value of RSU and PSU awards held by the Named Executive Officers on December 31, 2022 that would be subject to accelerated vesting, based on the closing stock price of our common stock on December 30, 2022 ($2.08). There is no value associated with the accelerated vesting of stock option awards held by Named Executive Officers because all such awards had an exercise price that was greater than the closing stock price of our common stock on December 30, 2022.
(4)
The number of PSUs subject to accelerated vesting is based on actual performance of up to 100% of target performance given that the performance period would be complete upon the assumed date of termination of employment, provided, that for purposes of the PSUs granted to the Named Executive Officers in 2021, the calculation assumes that PSUs above 100% of target performance were earned in full, notwithstanding the continued performance requirements. Further, for purposes of these calculations, no pro-ration based on the Named Executive Officer’s period of employment through the assumed date of termination was applied.
(5)
The number of PSUs subject to accelerated vesting is based on actual performance given that the performance period would be complete upon the assumed date of termination of employment, and takes into account PSUs granted in 2021 that were earned based on performance above 100% of target performance.
(6)
The number of PSUs subject to accelerated vesting is based on actual performance given that the performance period would be complete upon the assumed date of termination of employment; provided, that the calculations assume that no PSUs will vest based on above-target performance.

Pay Versus Performance

The following table sets forth information concerning the compensation of our Named Executive Officers for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (Jill Griffin) ($)	Summary Compensation Table Total for PEO (Tanya Domier) ($)	Compensation Actually Paid to PEO (Jill Griffin) ($)(1)(2)(3)	Compensation Actually Paid to PEO (Tanya Domier) ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net (Loss) Income ($ in thousands)	Adjusted EBITDA(5) ($ in thousands)
2022	7,540,376	7,605,766	669,792	(717,974)	4,905,643	1,690,808	26	97	(1,377,292)	435,995
2021	—	10,330,444	—	6,176,582	5,791,592	3,533,727	60	116	57,549	521,178
2020	—	14,074,523	—	14,074,523	6,834,475	6,555,725	127	108	(175,070)	487,175

(1)
Jill Griffin served as Chief Executive Officer of the Company from the period between April 1, 2022 and January 16, 2023.
(2)
Tanya Domier resigned as Chief Executive Officer of the Company, and was appointed Executive Chair, on April 1, 2022.
(3)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining Named Executive Officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non‑PEO NEOs
2022	Jill Griffin and Tanya Domier	Brian Stevens
2021	Tanya Domier	Jill Griffin and Brian Stevens
2020	Tanya Domier	Jill Griffin and Brian Stevens

The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by our PEOs or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our PEOs and our non-PEO NEOs for each applicable fiscal year and the Options Exercised and Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2022.

Compensation actually paid to our Named Executive Officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022
Adjustments	PEO (Tanya Domier)	Average Non-PEO NEOs	PEO (Tanya Domier)	Average Non-PEO NEOs	PEO (Jill Griffin)	PEO (Tanya Domier)	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	—	$(278,750)	$(8,731,750)	$(4,832,125)	$(6,498,060)	$(6,499,995)	$(3,899,993)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	—	—	$4,577,888	$2,574,260	$1,092,121	$657,265	$1,771,678
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	—	—	—	—	$(1,449,301)	$(2,380,699)	$(1,078,051)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	—	—	—	—	$(15,344)	$(100,311)	$(8,469)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—	—
TOTAL ADJUSTMENTS	—	$(278,750)	$(4,153,862)	$(2,257,865)	$(6,870,584)	$(8,323,740)	$(3,214,835)

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for RSU awards, the closing price per share on the applicable year‑end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for PSU awards, the same valuation methodology as RSU awards above except that the year‑end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for stock options, a Black Scholes value as of the applicable year‑end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 222 and prior fiscal years.

(4)
For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) on our Class A common stock and the cumulative TSR (the “Peer Group TSR”) of the S&P Consumer Staples Select Sector Index (the “Peer Group”) through December 31, 2020, 2021 and 2022. The table assumes $100 was invested at the market close on October 29, 2020, which was the first day our Class A common stock began trading. Data for the Peer Group TSR assumes reinvestment of dividends.
(5)
The Company selected Adjusted EBITDA as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO(s) and the remaining Named Executive Officers. See Annex B in this Proxy Statement for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most directly comparable GAAP measure.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to the individuals serving as our PEO and the average of the compensation actually paid to our remaining Named Executive Officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

CAP vs. Total Shareholder Return

CAP vs. Net Income (Loss)

CAP vs. Adjusted EBITDA

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our Named Executive Officers for the fiscal year ended December 31, 2022:

•
Revenues; and
•
Adjusted EBITDA.

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Performance-Based Non-Equity Incentive Compensation” and “Long-Term Equity Incentive Compensation” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.

CEO PAY RATIO—2022

For 2022, the annual total compensation of our median employee was $14,947, and the annual total compensation (determined as described below) of Ms. Griffin, was $7,673,068. The ratio of these amounts is 513 to 1.

To identify our median employee, we used a consistently applied compensation measure (“CACM”) to all employees on our worldwide payroll as of December 31, 2022, including full time, part‑time, regular, and temporary employees.

Our CACM consisted of gross earnings as of December 31, 2022 (annualized for permanent employees on leave of absence or not employed for the full year) as obtained from our internal payroll systems. Exchange rates were applied as of the determination date to convert all non‑U.S. currencies into U.S. dollars. Other than annualizing base salary for permanent employees, we did not make any compensation adjustments whether for cost of living or otherwise in the identification process.

The median employee’s annual total compensation for fiscal 2022 was determined using the same methodology used to determine our Named Executive Officers’ annual total compensation set forth in the “Summary Compensation Table” on page 48.

During 2022, Ms. Griffin served as our Chief Executive Officer during the period from April 1, 2022 through December 31, 2022. In a CEO transition year, the SEC rules provide two options in calculating the CEO pay ratio: combining the two CEOs' compensation as shown in the Summary Compensation Table or using the individual serving as CEO on the date we selected to identify the median employee (our determination date of December 31, 2022) and annualizing the compensation. As permitted by SEC rules, we selected Ms. Griffin our CEO since she was CEO on December 31, 2022. For purposes of determining our pay ratio, we determined Ms. Griffin’s annual total compensation for 2022 was $7,673,068, which, as required by SEC rules, includes her annualized base salary for 2022 at the rate in effect following her promotion to Chief Executive Officer, the grant date fair value (assuming PSUs vest at target) of annual equity awards granted to her in March 2022 while she was still serving as our President and Chief Commercial Officer.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S‑K under the Exchange Act. SEC regulations permit companies to adopt a variety of methodologies, apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices and other factors unique to their workforce and business operations when calculating their pay ratio. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since January 1, 2022 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Limited Partnership Agreement

In 2014, equity funds affiliated with or advised by Leonard Green Partners, CVC Capital Partners, Centerview Capital, and Juggernaut Capital Partners as well as certain members of our management, entered into a limited partnership agreement with respect to their investment. On December 18, 2017, in connection with the Daymon Acquisition, the parties to the limited partnership agreement, along with an equity fund advised by Bain Capital, and Yonghui Investment Limited amended and restated the limited partnership agreement of Topco. On September 7, 2020, in connection with entering into the Merger Agreement, the limited partnership agreement was further amended and restated. This limited partnership agreement, as amended and/or restated from time to time, which we refer to as Topco’s limited partnership agreement or the Topco limited partnership agreement, contains agreements among the parties with respect to, among other things, restrictions on the issuance or transfer of interests in Topco, appointments of Topco directors, and the management and operations of Topco.

Units of Topco

Topco has four classes of equity securities: Common Series A Units, Common Series B Units, Common Series C Units (including Common Series C-2 Units) and Common Series D Units.

Under Topco’s limited partnership agreement, except as required by law, only Common Series A Units are entitled to vote on matters requiring approval of the partnership, provided however, that until certain liquidity events occur, all actions requiring the vote or approval of the partnership must be approved by a majority of the units held by the equity funds affiliated with or advised by CVC Capital Partners and a majority of the units held by the equity funds affiliated with or advised by Leonard Green & Partners.

Common Series A Units

Common Series A Units were originally issued to equity funds affiliated with or advised by CVC Capital Partners, Leonard Green & Partners, Centerview Capital, and Juggernaut Capital Partners, and additional Common Series A Units were issued to an equity fund advised by Bain Capital and to Yonghui Investment Limited in connection with the Daymon Acquisition.

Common Series B Units

Common Series B Units originally were issued to our management at the time of Karman Topco L.P.’s acquisition of our business in 2014 (the “2014 Topco Acquisition”) as rollover equity interests, and additional Common Series B Units were issued to Daymon’s management in connection with the Daymon Acquisition.

Common Series C Units

Common Series C Units have generally been issued to members of our management and certain directors of Topco since the 2014 Topco Acquisition, which consisted of Time Vesting Units and 20% IRR Vesting Units, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” and elsewhere in our Annual Report on Form 10-K for the 2021 fiscal year. In addition, certain Common Series C Units were issued in connection with the Daymon Acquisition to Daymon employees, certain of which are deemed to be vested upon issuance, and certain of which vest in four equal installments on each of the first four anniversaries following the completion of the Daymon

Acquisition, subject to such employee’s continued employment with us. The Common Series C-2 Units were issued to members of our management, which are subject to forfeiture upon certain events, including (i) certain terminations of such employee’s employment with us or (ii) if the equity funds affiliated with or advised by CVC Capital Partners and Leonard Green & Partners do not receive certain threshold returns on their capital contributions.

Common Series D Units

Common Series D Units are held exclusively by Centerview Capital, L.P. and Centerview Employees, L.P., which were granted in exchange for services provided to us.

Distributions on Units of Topco

Any distributions made by Topco will be made (i) first, 100% to all holders of Common Series A Units and Common Series B Units, ratably among such holders in proportion to their then-aggregate unreturned capital contributions, until such unreturned capital amounts are paid in full; (ii) second, 100% to all holders in proportion to their then-outstanding units held (other than Common Series C-2 Units), provided that in the event any amounts otherwise distributable to holders of Common Series C Units are not distributable to such holders due to the application of certain threshold limitations set forth in Topco’s limited partnership agreement, such amount shall be distributed ratably to holders of then-outstanding Common Series C-2 units, up to total distributions of $35.0 million, subject to certain reductions (the “Targeted Common Series C-2 Amount”); and (iii) third, following the time upon which holders of Common Series C-2 Units have received distributions equal to the Targeted Common Series C-2 Amount, 100% to all holders in proportion to their then-outstanding units held (other than Common Series C-2 Units), subject, in each case, to certain restrictions. Notwithstanding the foregoing, to the extent certain holders of Common Series C Units that were previously Daymon affiliates receive a distribution for such Common Series C Units, 50% of such distribution shall reduce, on a dollar-for-dollar basis, the distributions that would otherwise be payable to other Daymon-affiliated holders of other classes of units.

Exchange of Units of Topco for Shares of Our Class A Common Stock

Subject to certain limitations, in the event that Topco elects to register the sale of any of the shares of our Class A common stock that Topco holds in a manner that would have entitled a unitholder of Topco to participate in such registration pursuant to the Registration Rights Agreement, such holder may elect to exchange its units for shares of our Class A common stock held by Topco or to participate in such registration with respect to such shares, in each case, with regard to the number of shares of our Class A common stock then held by Topco that such holder would then be entitled to receive pursuant to the terms of Topco’s limited partnership agreement.

Prior to the 42-month anniversary of the closing of the transactions contemplated by the Merger Agreement, if Topco elects to make any direct or indirect, in-kind distribution of shares of our Class A common stock then held by Topco to any of the holders of Common Series A Units, the holders of certain vested units of Topco may elect to exchange for such holders’ units, subject to certain restrictions, the number shares of our Class A common stock then held by Topco that such holder would then be entitled to receive pursuant to the terms of Topco’s limited partnership agreement.

Upon the 42-month anniversary of the closing of the transactions contemplated by the Merger Agreement, each holder of Common Series B Units, Common Series C Units and Common Series C-2 Units will receive, in exchange for such units then outstanding, shares of our Class A common stock then held by Topco equal to the number shares of our Class A common stock then held by Topco that such holder would then be entitled to receive pursuant to the terms of Topco’s limited partnership agreement. Any such Class A common stock held by Topco and distributed in exchange for units of Topco shall be subject to any vesting, forfeiture and transfer restrictions then existing with respect to Common Series B Units, Common Series C Units and Common Series C-2 Units that remain unvested at the consummation of such exchange.

With respect to any permitted exchange of units of Topco for shares of our Class A common stock described above, a holder of such units may receive up to a number of shares of our Class A common stock based on an exchange ratio derived from the value to which such holder would otherwise be entitled had Topco sold all of its assets for fair market value and had the proceeds of such sale been distributed in accordance with the priority for distributions as described above under “—Distributions on Units of Topco.” No additional shares of our Class A common stock will be issued by us in connection with any distribution of Class A common stock owned by Topco to any unitholders of Topco in respect of or in exchange for Topco units.

The units of Topco are not be publicly traded, but, pursuant to Topco’s limited partnership agreement (and subject to the contractual lockup agreement to which our shares held by Topco are subject following the business combination), Topco will be required to use its commercially reasonable efforts to distribute shares of our Class A common stock in redemption of the units held by affiliates of Centerview Capital, repurchase such units for cash, or otherwise provide an opportunity for such affiliates of Centerview Capital to transfer their units as if the units were publicly traded.

Intercompany Promissory Notes

From time to time, Advantage Sales & Marketing Inc. entered into intercompany loan agreements with Topco, pursuant to which Topco has borrowed various amounts totaling $6.0 million from Advantage Sales & Marketing Inc. to facilitate the payment to certain former associates for their equity interests in Topco. On September 1, 2020, Advantage Sales & Marketing Inc. entered into an intercompany loan agreement with Topco consolidating all outstanding amounts under the prior agreements. Pursuant to the intercompany loan agreement Topco borrowed $6.0 million at an interest rate of 0.39% per annum. This loan matures on December 31, 2023 and is pre-payable at any time without penalty.

Indemnification Under Certificate of Incorporation and Bylaws; Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Policy Regarding Related Party Transactions

Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any material transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person had, has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by the Audit Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director of us, (b) any person who is known to be the beneficial owner of more than 5% of our voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed as an executive director or is a general partner, managing member or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Audit Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Audit Committee, subject to ratification by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Class A common stock as of March 31, 2023, by:

•
each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Class A common stock;
•
each Named Executive Officer, director and director nominee of the Company; and
•
all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2023.

The beneficial ownership percentages set forth in the table below are based on 323,555,298 shares of Class A common stock issued and outstanding as of March 31, 2023, and do not take into account the issuance of any shares of Class A common stock upon the exercise of warrants to purchase up to shares of Class A common stock that remain outstanding.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A common stock and preferred stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A common stock	Percent Owned
Directors, Director Nominees and Named Executive Officers:
David A. Peacock	1,698,112	*
Tanya Domier (2)	426,734	*
Jill Griffin (2)	515,394	*
Christopher Growe	—
Christopher Baldwin	—
Brian Stevens (2)	360,686	*
Cameron Breitner	—
Virginie Costa (3)	65,303	*
Timothy J. Flynn (4)	15,450,000	4.8%
Tiffany Han	—
James M. Kilts (3)	233,890	*
Robin Manherz (3)	53,846	*
Adam Nebesar	—
Deborah Poole (3)	40,603	*
Brian K. Ratzan (3)	152,269	*
Jonathan D. Sokoloff (4)	15,450,000	4.8%
David J. West (3)	52,269	*
All directors, director nominees and executive officers as a group (14 individuals)	17,746,292	5.5%
Five Percent Holders:
Karman Topco L.P. (5)	208,750,000	64.5%
Conyers Park II Sponsor LLC (6)	18,483,333	5.7%

* Less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Advantage Solutions Inc., 15310 Barranca Parkway, Suite 100, Irvine, California 92618; provided, however, that the business address of each of Messrs. Kilts, West and Ratzan is c/o Conyers Park II Sponsor LLC, 999 Vanderbilt Beach Rd., Suite 601 Naples, Florida 34108.
(2)
Ms. Griffin, Ms. Domier and Mr. Stevens are no longer Named Executive Officers of the Company as of March 31, 2023. Ms. Griffin was our Chief Executive Officer until her departure from the Company on January 16, 2023. The shares reflected as beneficially owned by Ms. Griffin are based on information disclosed in a Form 4 filed by Ms. Griffin on March 15, 2022. Ms. Domier was our Executive Chair and an executive until her departure from the Company on March 31, 2023. The shares reflected as beneficially owned by Ms. Domier are based on information disclosed in a Form 4 filed by Ms. Domier on January 20, 2023. Mr. Stevens was our Chief Financial Officer and Chief Operating Officer until his resignation from such role effective as of March 27, 2023; Mr. Stevens remains an employee, but in a non-executive officer capacity. The shares reflected as beneficially owned by Mr. Stevens are based on information disclosed in a Form 4 filed by Mr. Stevens on March 14, 2023. The holdings reflected for these three individuals do not take into account any transactions that may have occurred after they each were no longer subject to the reporting obligations of Section 16(a) of the Exchange Act.
(3)
Includes shares of Class A common stock granted pursuant to a restricted stock award that is scheduled to vest on May 23, 2023.
(4)
Consists of shares of Class A common stock that were purchased pursuant to a subscription agreement entered into with the Company in connection with the Merger Agreement, at a purchase price of $10.00 per share (the “PIPE Investment”) by Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (collectively, the “Green Funds”), including shares of Class A common stock that such Persons purchased related to redemptions in connection with the business combination. Voting and investment power with respect to the shares held by the Green Funds is shared among such Persons. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors of such Persons, and may be deemed to be shared with Karman Coinvest L.P. (“Karman Coinvest”) and Karman II Coinvest LP (“Karman II Coinvest”) since Karman Coinvest and Karman II Coinvest may be offered the right to acquire a portion of the shares that was purchased in the PIPE Investment by the Green Funds. Karman Coinvest is jointly controlled and managed by an affiliate of Leonard Green & Partners, L.P. and an entity controlled by equity funds managed or advised by CVC Capital Partners. Messrs. Sokoloff and Flynn may be deemed to share voting and investment power with respect to such shares due to their positions with affiliates of the Green Funds, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(5)
The board of directors of Topco, currently consisting of Ms. Han and Messrs. Breitner, Flynn, Sokoloff and Nebesar, exercises voting and dispositive power with respect to these securities. No person or entity has the right to appoint a majority of Topco’s directors.
(6)
Includes 7,333,333 shares of Class A common stock which may be purchased by exercising warrants that are exercisable. There are five managers of the CP Sponsor’s board of managers, including James M. Kilts, David J. West and Brian K. Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of the CP Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the CP Sponsor. Based upon the foregoing analysis, the CP Sponsor has determined that no individual manager of the CP Sponsor exercises voting or dispositive control over any of the securities held by the CP Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

Topco

The following table sets forth information, as of March 31, 2023 regarding the beneficial ownership of the equity securities of Topco by:

•
each Named Executive Officer and director of the Company; and
•
all executive officers and directors of the Company, as a group.

As of March 31, 2023, Topco had four classes of equity securities: Common Series A Units, Common Series B Units, Common Series C Units (including Common Series C-2 Units), and Common Series D Units. For a description of the material differences between the classes of equity securities of Topco, see “Certain Relationships and Related Transactions—Limited Partnership Agreement” and Topco’s limited partnership agreement.

Percentage ownership of the Common Series A Units, Common Series B Units, Common Series C Units, Common Series C-2 Units and Common Series D Units of Topco in the table is based on 2,004,386.090 Common Series A Units, 84,117.319 Common Series B Units, 152,984,592 Common Series C Units (including 20,095,000 Common Series C-2 Units) and 30,000.000 Common Series D Units of Topco issued and outstanding as of March 31, 2023.

The amounts and percentages of units of Topco beneficially owned by each unitholder are determined on the basis of rules issued by the SEC. Under these rules, beneficial ownership includes any units as to which the individual or entity has sole or shared voting power or investment power and any units as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 31, 2023. In computing the number and percentage of units beneficially owned by an individual or entity, Common Series A Units of Topco, Common Series B Units of Topco Common Series C Units of Topco (including Common Series C-2 Units), and Common Series D Units of Topco subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2023 are considered outstanding, although these units are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Advantage Solutions Inc., 15310 Barranca Parkway, Suite 100, Irvine, California 92618. Each of the unitholders listed has sole voting and investment power with respect to the units beneficially owned by the unitholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial ownership of Common Series A Units of Topco			Beneficial ownership of Common Series B Units of Topco			Beneficial ownership of Common Series C and C-2 Units of Topco			Beneficial ownership of Common Series D Units of Topco
Name and Principal Position	Number		Percent of Common Series A Units of Topco	Number		Percent of Common Series B Units of Topco	Number		Percent of Common Series C and C-2 Units of Topco	Number		Percent of Common Series D Units of Topco
Named Executive Officers and Directors
David Peacock	—		—	—		—	—		—	—		—
Tanya Domier	—		—	14,199.392	(3)	16.9%	22,990.500		15.0%	—		—
Jill Griffin	—		—	3,211.044	(4)	3.8%	4,068.750	(6)	2.7%
Christopher Growe	—		—	—		—	—		—	—		—
Brian Stevens	—		—	4,376.209	(5)	5.2%	11,150.000	(7)	7.3%
Cameron Breitner	—		—	—		—	—		—	—		—
Tiffany Han	—		—	—		—	—		—	—		—
Timothy J. Flynn	792,500.00	(1)	39.5%	—		—	—		—	—		—
James M. Kilts	50,000.00	(2)	2.5%	—		—	—		—	30,000.00	(8)	100.0%
Adam Nebesar	—		—	—		—	—		—	—		—
Brian K. Ratzan	—		—	—		—	—		—	—		—
Jonathan D. Sokoloff	792,500.00	(1)	39.5%	—		—	—		—	—		—
David J. West	—		—	—		—	—		—	—		—
All directors and executive officers as a group (14 total)	842,500.00	(1)(2)	42.0%	—		—	—		—	30,000.000		100.0%

(1)
Represents Common Series A Units of Topco held by Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (collectively, the “Green Funds”), LGP Associates VI-A LLC and LGP Associates VI-B LLC (collectively, “LGP Associates”), Karman Coinvest L.P. (“Karman Coinvest”), and Karman II Coinvest LP (“Karman II Coinvest”). Voting and investment power with respect to the units of Topco held by the Green Funds, LGP Associates, Karman Coinvest, and Karman II Coinvest is shared among such Persons. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors of such Persons. Additionally, of the 792,500.000 Common Series A Units reported, 140,000.000 Common Series A Units are owned by Karman Coinvest, which is jointly controlled and managed by an affiliate of Leonard Green & Partners, L.P. and an entity controlled by equity funds managed or advised by CVC Capital Partners. Messrs. Sokoloff and Flynn may be deemed to share voting and investment power with respect to such units due to their positions with affiliates of the Green Funds, and each disclaims beneficial ownership of such units except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(2)
Represents Common Series A Units of Topco held by Centerview Capital, L.P. and Centerview Employees, L.P. (collectively, the “Centerview Funds”). Mr. Kilts was a director of Topco and is a partner of Centerview Capital G.P. LLC, the managing adviser to the Centerview Funds. As such, Mr. Kilts may be deemed to beneficially own the Common Series A Units of Topco held by the Centerview Funds, and he disclaims beneficial ownership of such units. Mr. Kilt’s address is c/o Centerview Capital, L.P., 999 Vanderbilt Beach Rd., Suite 601, Naples, FL 34108.
(3)
Includes 14,199.392 Common Series B Units held by a trust, which Ms. Domier may be deemed to indirectly beneficially own.
(4)
Includes 3,211.044 Common Series B Units held by a Trust (the “Griffin Trust”), which Ms. Griffin may be deemed to indirectly beneficially own.
(5)
Includes 4,376.209 Common Series B Units held by a trust (the “Stevens Trust”), which Mr. Stevens may be deemed to indirectly beneficially own.
(6)
Includes 4,068.750 vested Common Series C Units held by the Griffin Trust.
(7)
Includes 6,150.000 vested Common Series C Units held by the Stevens Trust.
(8)
Represents Common Series D Units of Topco held by the Centerview Funds. Mr. Kilts was a director of Topco and is a partner of Centerview Capital G.P. LLC, the managing adviser to the Centerview Funds. As such, Mr. Kilts may be deemed to beneficially own the Common Series D Units of Topco held by the Centerview Funds, and he disclaims beneficial ownership of such units. Mr. Kilt’s address is c/o Centerview Capital, L.P., 999 Vanderbilt Beach Rd., Suite 601, Naples, FL 34108.

Equity Compensation Plan Information

The following table provides information for the year ended December 31, 2022 regarding compensation plans under which our equity securities were authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding column(a))
	(a)		(b)	(c)
Equity Compensation
Plans Approved by
Securities Holders
2020 Incentive Award Plan	20,581,749	(1)	$3.92	27,282,714
2020 ESPP	674,976		—	11,014,051	(3)
Equity Compensation
Plans Not Approved by
Securities Holders	—		—	—
Total	21,256,725		$3.92	38,296,765

(1)
Includes (a) 18,466,085 shares of our Class A common stock issuable pursuant to RSUs and PSUs under the 2020 Incentive Award Plan assuming target achievement of any applicable performance conditions and (b) 2,115,664 shares of our Class A common stock issuable pursuant to stock options under the 2020 Incentive

Award Plan. RSUs and PSUs each represent an unfunded, unsecured right to receive shares of our Class A common stock. The value of RSUs and PSUs varies directly with the price of our Class A common stock.
(2)
The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price.
(3)
Represents shares available for future issuance under our 2020 Employee Stock Purchase Plan, after giving effect to 674,976 shares of which were eligible to be purchased pursuant to the purchase period in effect on December 31, 2022.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2024 Annual Meeting must submit their proposals to the Company at the physical address provided below on or before December 26, 2023 (120 days before the anniversary date of this Proxy Statement’s release to stockholders in connection with the Annual Meeting). Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2024 proxy statement.

In accordance with our Bylaws, in order to be properly brought before the 2024 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present must be delivered to the Company at the physical address provided below, not less than 90 nor more than 120 days prior to the first anniversary date of this Annual Meeting, which would be no earlier than January 25, 2024 and no later than February 24, 2024. If, however the date of the 2024 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be delivered not later than 90 days prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by us. The stockholder must also provide all of the information required by our Bylaws.

Advantage Solutions Inc.

Corporate Secretary

15310 Barranca Parkway, Suite 100

Irvine, California 92618

STOCKHOLDER NOMINATIONS OF DIRECTORS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws provide that any stockholder who is (i) present in person, (ii) a stockholder of record of shares of the Company both at the time of giving notice provided and at the time of the meeting, and (iii) entitled to vote for the election of directors at a meeting of stockholders, may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is delivered to the Company at the physical address provided below

To be timely for the 2024 Annual Meeting, a stockholder’s notice must be delivered to, or mailed and received at, the physical address provided below not less than 90 nor more than 120 days prior to the first anniversary of the Annual Meeting, which would be no earlier than January 25, 2024 and no later than February 24, 2024. If, however the date of the 2024 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be delivered not later than 90 days prior to the 2024 Annual Meeting or, if later, the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by us.

A stockholder’s notice to our Corporate Secretary concerning the nomination of persons for election as directors must set forth the information required by our Bylaws.

In addition to satisfying the foregoing requirements under our organizational documents, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024 (60 days prior to the one-year anniversary of the Annual Meeting).

Advantage Solutions Inc.

Corporate Secretary

15310 Barranca Parkway, Suite 100

Irvine, California 92618

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.

The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to the Company at the following physical address or email address:

Advantage Solutions Inc.

Corporate Secretary

15310 Barranca Parkway, Suite 100

Irvine, California 92618

Email: stockholder.relations@advantagesolutions.net

Phone: (949) 797-2900

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, is available to stockholders without charge upon written request directed to Investor Relations, 15310 Barranca Parkway, Suite 100, Irvine, California 92618 or by email at stockholder.relations@advantagesolutions.net. The Company makes available on or through our website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

OTHER MATTERS

We do not presently know of any matters to be acted upon at the Annual Meeting other than the matters referred to in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

By order of the board of directors,

Bryce Robinson

General Counsel and Secretary

April 24, 2023

Annex A

ADVANTAGE SOLUTIONS INC.

2020 INCENTIVE AWARD PLAN

(As Amended and Restated Effective March 28, 2023)

ARTICLE 1.

PURPOSE

The purpose of this amended and restated Advantage Solutions Inc. 2020 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Advantage Solutions Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. This Plan constitutes an amendment and restatement of the Advantage Solutions Inc. 2020 Incentive Award Plan, which was approved by the Board on September 5, 2020, and by the Company’s stockholders on October 27, 2020 (the “Original Plan”). In the event the Company’s stockholders do not approve this Plan, the Original Plan will continue in full force and effect on its terms and conditions.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of related transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or independent sales by an Investor(s)), whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Investors or any of their respective affiliates (other than any limited partner thereof, excluding the Investors) (any such “person” or “group” a “Non-Affiliate”) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition which complies with Sections 2.7(c)(i), 2.7(c)(ii) or 2.7(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board; provided, however, removal of a member of the Board in accordance with Section 2.1 of the Stockholders Agreement shall be ignored and such member of the Board shall not be counted as an Incumbent Director before and after such decrease when determining Incumbent Directors;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.9 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

2.10 “Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

2.11 “Company” shall have the meaning set forth in Article 1.

2.12 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.13 “Director” shall mean a member of the Board, as constituted from time to time.

2.14 “Director Limit” shall have the meaning set forth in Section 4.6.

2.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.16 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.18 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.19 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.20 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.21 “Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.22 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.23 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24 “Holder” shall mean a person who has been granted an Award.

2.25 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26 “Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or 2.7(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.27 “Investors” shall mean Karman Topco L.P., certain funds advised by CVC Advisors (U.S.) Inc. and/or its affiliates, Leonard Green & Partners, L.P., Karman Coinvest L.P. and Bain Capital.

2.28 “Non-Affiliate” shall have the meaning set forth in Section 2.7(a).

2.29 “Non-Employee Director” shall mean a Director who is not an Employee.

2.30 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.31 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.32 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33 “Option Term” shall have the meaning set forth in Section 5.4.

2.34 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.35 “Original Plan” shall have the meaning set forth in Article 1.

2.36 “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.37 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.38 “Plan” shall have the meaning set forth in Article 1.

2.39 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.40 “Restatement Effective Date” shall mean the date of the Board’s adoption of this Plan, March 28, 2023, subject to approval by the Company’s stockholders.

2.41 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.42 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.43 “SAR Term” shall have the meaning set forth in Section 5.4.

2.44 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance thereunder.

2.45 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.46 “Shares” shall mean shares of Common Stock.

2.47 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.48 “Stockholders Agreement” shall mean that certain Amended and Restated Stockholders Agreement dated as of October 27, 2020 by and among Conyers Park II Acquisition Corp, Karman Topco L.P., CVC ASM Holdco, L.P., the LGP Stockholders (as defined therein), BC Eagle Holdings, L.P., and Conyers Park II Sponsor LLC, as may be amended or amended and restated from time to time.

2.49 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.50 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.51 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as an Employee or a Non-Employee Director).

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as a Consultant or an Employee).

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary (including as a Consultant or Non-Employee Director).

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate number of Shares equal to the sum of: (i) 99,917,647, and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on and including January 1, 2033, equal to the lesser of (A) three percent (3)% of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such lesser number of Shares as determined by the Board. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b) If any Shares subject to an Award are forfeited or expire, are converted to shares of another entity in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Holder to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

(d) Notwithstanding the foregoing, subject to Section 12.2, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal 300,000,000 Shares. Notwithstanding the provisions of Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the grant date fair value of equity-based Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year shall not exceed $500,000, increased to $1,000,000 in the fiscal year of his or her initial service as a Non-Employee Director (the applicable amount, the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder, including, without limitation, any performance-based vesting criteria applicable to such period, shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law;

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3 Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. The Administrator may include a provision in an Award Agreement providing for the automatic exercise of an Option or a Stock Appreciation Right on the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

6.4 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, unless otherwise determined by the Administrator, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that all vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

7.3 Restrictions. All Shares of Restricted Stock (including any Shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement, including, without limitation, performance-based restrictions or vesting. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit Award; provided, however, that the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

8.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1 Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award shall only be paid out to the Holder to the extent that the full vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a fair market value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be no greater than the number of Shares that have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution. (b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall, unless otherwise determined by the Administrator or required by Applicable Law, be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

10.7 Amendment of Awards. Subject to Applicable Law and Section 10.6, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, with respect to any action taken by the Committee with respect to an Award that is subject to Rule 16b-3 of the Exchange Act, it is intended that such action is taken by individuals consisting solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price or performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.5 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the Restatement Effective Date or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the parties thereto may cause such Awards to be continued in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving or successor company terminates

Holder’s employment or service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e) In the event that the successor corporation in a Change in Control refuses to assume, continue or substitute for an Award, any or all of such Award shall become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse; provided that the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f) For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i) The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3 Restatement Effective Date; Approval of Plan by Stockholders. The Plan will become effective on the Restatement Effective Date, and any awards outstanding under the Original Plan as of the Restatement Effective Date shall remain outstanding and, if applicable, exercisable pursuant to the terms of such individual grants. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after Restatement Effective Date. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. Awards may be granted or awarded prior to such stockholder approval of this Plan; provided that no Shares shall be issued upon the exercise, vesting, distribution or payment of any such Awards prior to the time when the Plan is approved by the Company’s stockholders; and, provided, further, that if such approval has not been obtained at the end of said twelve (12)-month period, this amended and restated Plan, and all Awards previously granted or awarded out of the increase to the share reserve under Section 3.1(a) pursuant to this amended and restated Plan after the Restatement Effective Date and subject to such stockholder approval shall thereupon be canceled and become null and void, and the Original Plan, as in effect prior to the Restatement Effective Date, and all Awards thereunder, shall continue in full force and effect in accordance with their terms.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of Applicable Law, including the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.

12.9 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award

Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

Annex B

Non-GAAP Financial Measures

Adjusted EBITDA are supplemental non-GAAP financial measures of our operating performance. Adjusted EBITDA means net (loss) income before (i) interest expense, net, (ii) (benefit from) provision for income taxes, (iii) depreciation, (iv) amortization of intangible assets, (v) impairment of goodwill and indefinite-lived assets (vi) equity-based compensation of Karman Topco L.P., (vii) changes in fair value of warrant liability, (viii) stock based compensation expense (ix) fair value adjustments of contingent consideration related to acquisitions, (x) acquisition-related expenses, (xi) costs associated with COVID-19, net of benefits received, (xii) EBITDA for economic interests in investments, (xiii) restructuring expenses, (xiv) litigation expenses, (xv) Recovery from Take 5, (xvi) costs associated with the Take 5 Matter and (xvii) other adjustments that management believes are helpful in evaluating our operating performance.

We present Adjusted EBITDA because they are key operating measures used by us to assess our financial performance. These measures adjust for items that we believe do not reflect the ongoing operating performance of our business, such as certain non-cash items, unusual or infrequent items or items that change from period to period without any material relevance to our operating performance. We evaluate these measures in conjunction with our results according to GAAP because we believe they provide a more complete understanding of factors and trends affecting our business than GAAP measures alone. Furthermore, the agreements governing our indebtedness contain covenants and other tests based on measures substantially similar to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative for our net (loss) income, our most directly comparable measure presented on a GAAP basis.

A reconciliation of Adjusted EBITDA to Net (loss) income is provided in the following table:

Consolidated	Year Ended December 31,
	2022	2021	2020
(in thousands)
Net (loss) income	$(1,377,292)	$57,549	$(175,070)
Add:
Interest expense, net	104,459	137,927	234,044
(Benefit from) provision for income taxes	(145,337)	33,617	(5,331)
Depreciation and amortization	233,075	240,041	238,598
Impairment of goodwill and indefinite-lived assets	1,572,523	—	—
Equity-based compensation of Karman Topco L.P.(a)	(6,934)	(10,313)	98,119
Change in fair value of warrant liability	(21,236)	955	13,363
Stock-based compensation expense(b)	39,825	34,602	—
Fair value adjustments related to contingent consideration related to acquisitions(c)	4,774	4,562	13,367
Acquisition-related expenses(d)	23,902	20,173	50,823
EBITDA for economic interests in investments(e)	(12,888)	(13,437)	(6,462)
Restructuring expenses(f)	6,094	12,502	39,770
Litigation expenses(g)	5,357	(910)	1,980
Costs associated with COVID-19, net of benefits received(h)	7,208	(991)	(11,954)
Recovery from Take 5	—	—	(7,700)
Costs associated with the Take 5 Matter(i)	2,465	4,901	3,628
Adjusted EBITDA	$435,995	$521,178	$487,175

(a)
Represents the management fees and reimbursements for expenses paid to certain of the Advantage Sponsors or certain of the management companies associated with it or its advisors pursuant to a management services agreement. Also represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Topco made to one of the Advantage Sponsors, (ii) equity-based compensation expense associated with the Common Series C Units of Topco as a result of the transactions contemplated by

B-1

the Merger Agreement (the “Transactions”), (iii) compensation amounts associated with the Company’s Management Incentive Plan originally scheduled for potential payment March 2022 that were accelerated and terminated as part of the Transactions, and (iv) compensation amounts associated with the anniversary payments to Tanya Domier. Certain of Ms. Domier’s anniversary payments were accelerated as part of the Transactions.
(b)
Represents non-cash compensation expense related to PSUs, RSUs, and stock options under the 2020 Plan and the Advantage Solutions 2020 Employee Stock Purchase Plan.
(c)
Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions, for the applicable periods. See Note 6—Other Liabilities to our audited consolidated financial statements for the year ended December 31, 2022.
(d)
Represents fees and costs associated with activities related to our acquisitions and restructuring activities related to our equity ownership, including transaction bonuses paid in connection with the Transactions, professional fees, due diligence and integration activities.
(e)
Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.
(f)
Represents fees and costs associated with various internal reorganization activities among our consolidated entities.
(g)
Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(h)
Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including employee-relief fund, additional sick pay for front-line associates, medical benefit payments for furloughed associates, and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.
(i)
Represents costs associated with investigation and remediation activities related to the Take 5 Matter, primarily, professional fees and other related costs, respectively for the years ended December 31, 2022, 2021, and 2020, respectively.

B-2

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/ADV ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote
PHONE Call 1-844-325-1107 ● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions
MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage- paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/ADV

Advantage Solutions Inc.
Annual Meeting of Stockholders
For Stockholders as of record on March 31, 2023

TIME:	Wednesday, May 24, 2023 10:00 am, Pacific Time
PLACE:	Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/ADV for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David Peacock and Christopher Growe (the "Named Proxies") and each of them, as the true and lawful attorneys of the undersigned, each with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Advantage Solutions Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in each of their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion each of the Named Proxies is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Advantage Solutions Inc.

Annual Meeting of Stockholders

Please make your marks like this:	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2, 3 AND 4

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS

1.	Election of Directors
		FOR	WITHHOLD
	1.01 Tiffany Han	☐	☐		FOR

	1.02 Jonathan D. Sokoloff	☐	☐		FOR

	1.03 David J. West	☐	☐		FOR

	1.04 David Peacock	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐	FOR

3.	To approve, on an advisory(non-binding) basis, the compensation of the Company's named executive officers.	☐	☐	☐	FOR
4.	To approve the Amended and Restated Advantage Solutions Inc. 2020 Incentive Award Plan.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ADV

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date